As Filed With The Securities and Exchange Commission on April 25, 2000


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                           AMENDMENT NO. 2 TO FORM S-4
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                            MINDLOFT.COM INCORPORATED
                  formerly known as iNet Technology Group, Inc.
             (Exact name of registrant as specified in its charter)

            FLORIDA                           7389                         59-3613365
            -------                           ----                         ----------
(State or other jurisdiction of     (Primary standard industrial     (IRS employer number)
incorporation or organization)       classification code number)

                          326 GREEN ACRES ROAD, SUITE A
                           FT. WALTON BEACH, FL 32547
                                 (850) 862-1668
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             ROBERT C. HACKNEY, ESQ.
                             HACKNEY & MILLER, P.A.
                           ADMIRALTY OFFICE TOWER TWO
                          4400 PGA BOULEVARD, SUITE 505
                          PALM BEACH GARDENS, FL 33410
                                 (561) 627-0677
    (Address, including zip code, and telephone number, including area code, of agent for service)

                 COPIES OF ALL COMMUNICATIONS SHOULD BE SENT TO:

                             ROBERT C. HACKNEY, ESQ.
                              JOEL M. MCTAGUE, ESQ.
                             HACKNEY & MILLER, P.A.
                           ADMIRALTY OFFICE TOWER TWO
                          4400 PGA BOULEVARD, SUITE 505
                          PALM BEACH GARDENS, FL 33410
                                 (561) 627-0677

        Approximate date of commencement of proposed sale to the public:

   FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this form is filed to register additional securities for an offering pursuant to Rule 462 (b) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462 (d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------
TITLE OF EACH CLASS OF         AMOUNT TO BE      PROPOSED MAXIMUM OFFERING    PROPOSED MAXIMUM             AMOUNT OF
SECURITIES TO BE REGISTERED    REGISTERED        PRICE PER SHARE              DOLLAR AMOUNT                REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------
Common Stock                   2,000,000         $12.50                       $25,000,000                  $6,600
---------------------------------------------------------------------------------------------------------------------------

(1) Registration fee enclosed herewith. Estimated solely for purposes of calculating the registration fee under Rule 457 (f).

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

PROSPECTUS (SUBJECT TO COMPLETION)


Issued April 25, 2000


2,000,000 SHARES

                            MindLoft.Com Incorporated
                         Offer to Exchange Common Stock

                     --------------------------------------


         We are offering to exchange up to 2,000,000 shares of common stock of MindLoft.Com Incorporated for Odd Lots of less than 100 shares, and round lots not in excess of 500 shares of common stock of the following companies:
UNUMProvident Corporation and Winn-Dixie Stores, Inc., which are sometimes referred to jointly in this document as the "Affinity Companies." The number of shares of the Affinity Companies will be determined by the average closing price of the Affinity Companies' stock at closing on the day prior to the Expiration Date, as defined below


The offer will expire at 8:00 p.m., New York City Time, on __________________, ___________, 2000.

The offer is being made on a `first come, first exchange' basis, with the offer being limited to odd lots of less than 100 shares and round lots not in excess of 500 shares of the stock of the Affinity Companies.

This offer is being made only to those shareholders who consent to electronic delivery of this prospectus.

Our common stock is not yet publicly traded, and we have arbitrarily determined the exchange price of $12.50 per share. Upon completion of this offering, we will apply for trading on Nasdaq, and have already applied for trading on the Chicago Stock Exchange.

The offer is also subject to certain other conditions contained in this offer to exchange. See "Terms of the Exchange Offer."

For a discussion of certain factors that you should consider before you participate in this exchange offer, see "Risk Factors" commencing on page ____.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                     --------------------------------------

                 The date of this prospectus is April ___, 2000

                               PROSPECTUS SUMMARY

                 Questions and Answers about the exchange offer

1.  Q. What is MindLoft.Com?

    A. MindLoft.Com seeks to become the premier provider of human capital to the Enterprise Resource Planning, or ERP, sector of the information technology marketplace through our three wholly owned subsidiaries, or strategic business units or "SBU's", MindLoft Consulting, Inc., our consulting SBU; ErpErp.Com Incorporated, our recruiting SBU; and iRIMS.Net Incorporated, our technology development and application service provider or "ASP" SBU.

2. Q. What group of shareholders are eligible to participate in the exchange offer?

    A. Shareholders in selected states who own odd lots, which means less than 100 shares, and shareholders owning round lots of up to 500 shares.

3.  Q. How is this different from a tender offer?


    A. By limiting the offer to less than 2% of the stockholder of the Affinity Companies, the exchange offer does not fall within Regulation 14D of the tender offer provisions of the Securities & Exchange Act of 1934. Regulation 14D only applies to tender offers which are subject to section 14(d)(1) of the Securities Exchange Act of 1934. Our offer is exempt from Regulation 14D since it falls below the threshold of 5% of the stock of the Affinity Companies, and is further exempt from 14D due to section 14(d)(8), since it falls below 2% of the stock of the Affinity Companies. Although the Company is exempt from most of the tender offer rules, it is required to remain in compliance with Section 14(e) which contains provisions generally applicable to all tender offers.


4. Q. If MindLoft.Com is in the information technology consulting and recruiting business, why are they acquiring stock of UNUMProvident Corporation and Dana Corporation.

    A. Because this exchange offer represents phase one of MindLoft.Com's business plan. MindLoft.Com is using a patent pending system known as the "Hackney/solid diamond/Miller Affinity Exchange System/trademark/" to acquire its initial capitalization.

5. Q. What is the "Hackney/solid diamond/Miller Affinity Exchange System/trademark/"?

    A. It is a system that is designed to benefit the Affinity Companies by aggregating, or "cleaning up" its odd-lot and small shareholder base while providing capitalization to MindLoft.Com to pursue its main objective of becoming the premier Enterprise Resource Planning information technology consulting and recruiting business.


6. Q. Does Mindloft have any relationship with UNUMProvident or Winn-Dixie Stores, Inc.?

    A. No, in this situation, the companies whose securities we seek are large companies who have no odd-lot program of their own. Generally, we believe that while approximately 2% of the stock of large companies is held in odd-lots, the cost to such companies of maintaining these shareholders is disproportionately large. Consequently, by aggregating odd lots and small round lots, we provide a benefit to the companies whose securities we seek, thus providing a community of interest. We believe that this is a symbiotic relationship which provides a benefit both to our company, and to the companies whose securities we seek.


7.  Q. How do I participate?

    A. By executing the Letter of Transmittal and arranging to send your stock. For specific questions, contact the Information Agent, Corporate Investor Communications, Inc. at ___________.

8.  Q. What is the exchange formula and how was it determined?

    A. The term "exchange formula" means the following: we will multiply the number of shares tendered by each shareholder of an Affinity Company by the average closing price per share of their stock on the day prior to the Expiration Date. We will then exchange those shares for an equal value of our shares, at the rate of $12.50 per share for our shares. The price of our shares has been arbitrarily determined by us, and our shares are not presently publicly traded.

9.  Q. After the exchange offer, will I be able to trade my MindLoft.Com stock?

    A. Yes. Upon completion of the offering, MindLoft.Com intends on making an application for Nasdaq, and has already applied for listing on the Chicago Stock Exchange. Management believes that for the time period immediately following the offering, the share price for MindLoft.Com will track the prices of the Affinity Companies. As MindLoft.Com divests itself of its holdings and invests them in the business going forward, management then believes MindLoft.Com's share price will trade independently of the Affinity Companies.

10. Q. Which state must I be a resident of to participate in this offering?

    A. We will only accept shares for exchange from shareholders of the Affinity Companies who are residents of the following states: Alaska, Arizona, Arkansas, Colorado, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kansas, Kentucky, Maine, Massachusetts, Minnesota, Missouri, Montana, Nebraska, Nevada, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Vermont, and West Virginia. We will also accept shares from shareholders who are not residents of the United States.

       We are not permitted to accept shares for exchange from shareholders who are residents of Alabama, California, Connecticut, Iowa, Louisiana, Maryland, Michigan, Mississippi, Missouri, New Hampshire, New Jersey, North Dakota, Pennsylvania, South Dakota, Tennessee, Utah, Virginia, Washington, Wisconsin, and Wyoming.

11. Q. Is there any income tax effect on me if I exchange my shares?

    A. You will realize a tax gain or loss depending upon your tax basis in your stock. See Certain U.S. Federal Tax Consequences of the Exchange Offer.

                             SUMMARY OF THE COMPANY


         MindLoft.Com seeks to become the premier provider of human and intellectual capital to the Enterprise Resource Planning, or ERP, sector of the information technology marketplace through its three Strategic Business Units, MindLoft Consulting, Inc., our consulting services provider; ErpErp.Com Incorporated, our recruiting services provider; and iRIMS.Net Incorporated, our Internet software application services provider.

         MindLoft.Com was formed to acquire 100% ownership of MindLoft Consulting, Inc. (MCI) and ErpErp.Com Incorporated (ErpErp), and iRIMS.Net Incorporated (iRIMS), all of which provide services to the ERP segment of the information technology alternative staffing industry.


                          SUMMARY OF THE EXCHANGE OFFER

         We have summarized the terms of the exchange offer in this section. Before you decide to tender your shares of the Affinity Company or Companies in this offer, you should read the detailed description of the offer under "Terms of the Exchange Offer" for further information.

Terms of the Exchange Offer

We are offering up to 2,000,000 shares of our common stock in exchange for any combination of the shares of the Affinity Companies stock that is equivalent in value to $25 million, as calculated according to the "exchange formula."

Exchange Formula

The term "exchange formula" means the following: we will multiply the number of shares tendered by each shareholder of an Affinity Company by the average closing price per share of their stock on the day prior to the Expiration Date. We will then exchange those shares for an equal value of our shares, at the rate of $12.50 per share for our shares. The price of our shares has been arbitrarily determined by us, and our shares are not presently publicly traded.


Expiration Date; termination

The exchange offer will expire at 8:00 p.m., New York City Time, on __________. You must tender your stock prior to this date if you wish to participate in the offer. We have the right to: terminate the exchange offer; or waive any non-material condition or otherwise amend any non-material terms of the exchange offer in any respect, other than the condition that the registration statement be declared effective.


Conditions to the exchange offer

The exchange offer is subject to the registration statement and any amendment to the registration statement covering the common stock being effective under the Securities Act of 1933. Some other conditions of the offer are that

         oWe will not accept any shares of any Affinity Company's stock if the amount accepted would exceed 1.9% of the issued and outstanding shares of stock of such company.

         oWe will not accept shares for exchange if the total value of the shares tendered on the Expiration Date do not equal at least $2 million, as calculated according to the exchange formula.

         oWe will not accept any shares for exchange if the they are tendered by a shareholder who is a resident of a state where the offer is not permitted by state law.

         oWe will only accept shares from stockholders who have consented to electronic delivery of this prospectus, and


         oThe offer is being made on a "first come, first exchange basis." The offer also is subject to customary non-material conditions, which we may waive.


         Please read "Terms of the Exchange Offer" for more information.

Procedure for tendering stock of Affinity Companies


If you hold your stock through a broker, dealer, commercial bank, trust company or other nominee, you should contact that person promptly if you wish to tender your stock. If you hold your stock through a broker, dealer, commercial bank, trust company or other nominee, you may also comply with the procedures for guaranteed delivery. Please do not send letter of transmittal to us. You should send those letters to the Information Agent. The Information Agent can answer your questions regarding how to tender you stock.


Information Agent:

Corporate Investor Communications, Inc. is the Information Agent and can be contacted at__________:

Risk factors

You should consider carefully the matters described under "Risk Factors" as well as other information set forth in this prospectus and in the letter of transmittal.

                           FORWARD LOOKING STATEMENTS

This Prospectus and the documents incorporated herein by reference contain forward-looking statements based on current expectations, estimates and projections about our industry, management's beliefs and certain assumptions made by management. All statements, trends, analyses and other information contained in this Prospectus relative to trends in net sales, gross margin, anticipated expense levels and liquidity and capital resources, as well as other statements including, but not limited to, words such as "anticipate," "believe," "plan," "estimate," "expect," "seek" and "intend," and other similar expressions, constitute forward-looking statements. These forward-looking statements involve risks and uncertainties, and actual results may differ materially from those anticipated or expressed in such statements. Potential risks and uncertainties include, among others, those set forth herein under "Risk Factors." Particular attention should be paid to the cautionary statements involving our limited operating history, the unpredictability of its future revenues, the unpredictable and evolving nature of its business model, the intensely competitive internet service industry and the risks associated with capacity constraints, systems development, management of growth, acquisitions, any new products and international or domestic business expansion. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. Readers, however, should carefully review the factors set forth in other reports or documents that we will file with the SEC from time to time.

                                  RISK FACTORS

In addition to the other information contained in this Prospectus, investors should consider carefully the following risk factors before making an investment decision concerning the common stock. All statements, trend analysis and other information contained in this Prospectus relative to markets for our products and trends in the net sales, gross margin and anticipated expense levels, as well as other statements including words such as "anticipate", "believe," "plan," "estimate," "expect," "seek" and "intend" and other similar expressions, constitute forward-looking statements. These forward-looking statements are subject to business and economic risks, and our actual results of operations may differ materially from those contained in the forward-looking statements.

An investment in the common stock offered hereby involves a high degree of risk. The following risk factors, together with the other information set forth in this Prospectus, should be considered carefully before acquiring the common stock offered hereby.

LIMITED OPERATING HISTORY


MindLoft.Com was incorporated in November 1999, as iNet Technology Group, Inc. and changed its name to MindLoft.Com Incorporated in February, 2000. Although the operating Strategic Business Units were incorporated before that date, we have a limited operating history on which to base an evaluation of our business and prospects. Our prospects must be considered in light of the risks, expenses and difficulties encountered frequently by companies in their early stage of online commerce. Such risks for us include, but are not limited to, an evolving and unpredictable business model and the management of growth.


To address these risks, we must, among other things:

o Maintain and increase our customer base,

o Implement and successfully execute our business and marketing strategy,

o Expand into new product and geographic markets,

o Continue to develop and upgrade our technology,

o Improve our web site,

o Provide superior customer service and fulfillment,

o Respond to competitive developments and

o Attract, retain and motivate qualified personnel.

There can be no assurance that we will be successful in addressing such risks, and the failure to do so could have a material adverse effect on our business, prospects, financial condition and results of operations.

ABSENCE OF MARKET

At the present time, there is no public market for our common stock and subsequent to this offering there is no assurance that a market will develop. We have applied for listing on the Chicago Stock Exchange to commence after this offering, and intends to apply for Nasdaq listing.

UNPREDICTABILITY OF FUTURE REVENUES

         As a result of our absence of an operating history and the emerging nature of the markets in which we will compete, we are unable to accurately forecast our revenues. Our current and future expense levels are based largely on our investment plans and estimates of future revenues and are to a large extent fixed. Sales and operating results depend generally upon the volume of, timing of and ability to respond to client requests, which are difficult to forecast. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in revenues in relation to our planned expenditures would have an immediate adverse effect on our business, prospects, financial condition and results of operations. Further, as a strategic response to changes in the competitive environment, we may from time to time make certain pricing, service, marketing or acquisition decisions that could have a material adverse effect on its business, prospects, financial condition and results of operations.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         We expect to experience significant fluctuations in its future quarterly operating results due to a variety of factors, many of which are outside our control. Factors that may adversely affect our quarterly operating results include:

o Our ability to retain existing customers, attract new customers at a steady rate and maintain customer satisfaction,

o Our ability to maintain gross margins in its existing business and in future product lines and markets,

o The development, announcement or introduction of new sites, services and products by us and our competitors,

o  Price competition or higher wholesale prices in the industry

o The level of use of the Internet, online services and computer software and increasing consumer acceptance of the Internet,

o Our ability to upgrade and develop our systems and infrastructure,

o Our ability to attract new personnel in a timely and effective manner,

o The level of traffic on our web sites,

o Our ability to manage effectively our development of new business segments and markets,

o Our ability to successfully manage the integration of operations and technology of acquisitions or other business combinations,

o Technical difficulties, system downtime or Internet brownouts,

o The amount and timing of operating costs and capital expenditures relating to expansion of our business, operations and infrastructure,

o Governmental regulation and taxation policies,

o Disruptions in service by common carriers due to strikes or otherwise, and

o General economic conditions and economic conditions specific to the Internet and to the information technology consulting and recruiting business.

Because of the foregoing factors, in one or more future quarters our operating results may fall below the expectations of securities analysts or investors. In such event, the trading price of our common stock would likely be materially adversely affected.

MANAGEMENT OF POTENTIAL GROWTH

We have rapidly and significantly expanded our operations and anticipate that further expansion will be required to address potential growth in our customer base, to expand our product and service offerings and our international operations, and to pursue other market opportunities. Similarly, our employee base has expanded. The expansion of our operations and employee base has placed, and is expected to continue to place, a significant strain on our management, operational and financial resources.

To manage the expected growth of its operations and personnel, we will be required to improve existing and implement new:

o Transaction-processing systems, procedures and controls,

o Operational systems, procedures and controls, and

o Financial systems, procedures and controls.

We also will need to expand, train and manage our growing employee base.

There can be no assurance that:

o Our current and planned personnel, systems, procedures and controls will be adequate to support our future operations;

o Management will be able to hire, train, retain, motivate and manage required personnel; or

o Our management will be able to successfully identify, manage and exploit existing and potential market opportunities.

If we are unable to manage growth effectively, such inability could have a material adverse effect on our business, prospects, financial condition and results of operations.

RISKS OF NEW BUSINESS AREAS

We intend to expand our operations by promoting new or complementary products or sales formats and by expanding the breadth and depth of our products or service offerings. For example, we intend to expand from consulting and recruiting for JD Edwards' ERP software information technology (IT) personnel into supplying IT personnel with experience in other ERP disciplines such as Oracle, Sybase, PeopleSoft, and SAP. Expansion of our operations in this manner would require significant additional expenses and development and operations resources and would strain our existing management, financial and operational resources. Furthermore, gross margins attributable to new business areas may be lower than those associated with our existing business activities. There can be no assurance that we will be able to expand our operations in a cost-effective or timely manner. Furthermore, any new business launched by us that is not received favorably by the IT industry could damage our reputation or the MindLoft brand. The lack of market acceptance of such efforts or our inability to generate satisfactory revenues from such expanded services or products to offset their cost could have a material adverse effect on our business, prospects, financial condition and results of operations.

RISKS OF BUSINESS COMBINATIONS AND STRATEGIC ALLIANCES

We may choose to expand our operations or market presence by entering into business combinations, investments, joint ventures or other strategic alliances with third parties. Any such transaction would be accompanied by risks commonly encountered in such transactions, which could include, among others:

o Difficulty in assimilating the operations, technology and personnel of the combined companies,

o Potential disruption of our ongoing business,

o Inability to retain key technical and managerial personnel,

o Inability of management to maximize the financial and strategic position of the Company through the successful integration of acquired businesses,

o Additional expenses associated with amortization of acquired intangible assets,

o Maintenance of uniform standards, controls and policies, and

o Impairment of relationships with existing employees and customers.

There can be no assurance that we would be successful in overcoming these risks or any other problems encountered in connection with such business combinations, investments, joint ventures or other strategic alliances, or that such transactions would not have a material adverse effect on our business, prospects, financial condition and results of operations.

RELIANCE ON CERTAIN THIRD PARTIES

We require graphical, multi-media and financial presentations to enhance the attractiveness and marketability of our products and services. We have established third-party supplier relationships and agreements with the following:

o Dell Computer Corporation (technical support),

o Cybertron (Internet service provider),

o Brandon Smith Computers (website host),

o Crosstalk Communications (telecommunications),

o Network Associates, Inc. (virus and priority support),

o Sprint (T1, ISDN, Phone support).

If we were unable to maintain these third-party relationships and agreements, we would be materially adversely affected.

                             DESCRIPTION OF BUSINESS

THE COMPANY

         MindLoft.Com seeks to become the premier provider of intellectual and human capital to the Enterprise Resource Planning, or ERP, sector of the information technology marketplace through its three Strategic Business Units; MindLoft Consulting, Inc., our consulting services provider; ErpErp.Com, Inc., our recruiting services provider; and iRIMS, Inc., our provider of Internet software technologies and application service provider, or ASP.

         MindLoft.Com began operations in November 1999 under the name of iNet Technology Group Incorporated and later changed its name to MindLoft.Com Incorporated, a name which more appropriately reflected MindLoft's role as an "Intelluctual and Human Capital Solutions Provider". In November 1999, the Company acquired 100% ownership of MindLoft Consulting, Inc. (MCI) and ErpErp.Com, Inc. (ErpErp), and a new corporation known as iRIMS.Net Incorporated (iRIMS), all of which provide human capital solutions to a specific segment of the permanent placement and consultative services sector, namely the Enterprise Resource Planning, or ERP sector. The ERP solution providers: Oracle, SAP, Sybase, PeopleSoft and JD Edwards are the leaders in providing database solutions which are critical to the growth and success of the Internet sector known as eCommerce. It is in this ERP-eCommerce arena that MindLoft.Com has positioned itself.

         Human capital service providers traditionally comprise large and small companies that provide temporary and/or skilled personnel to client corporations and organizations to enable them to meet specific objectives such as completion of a specific project. MindLoft.Com has been formed to expand the scope of such services to include intellectual capital as well, i.e., the knowledge and technical skills developed in leading edge segments of the Information Technology, or "IT", industry that enable companies to significantly increase their market penetration and scope. At present, MindLoft.Com plans to focus on providing expertise on the effective use of Internet-based tools, but plans to supply additional tools as new technologies develop.

         In the Information Technology industry, such human capital services usually are directed to providing solutions in one or more of the following situations:

o Development of software applications or products,

o Installation of computer-based systems, and/or

o Providing personnel created by the loss of key technical or management personnel, on a temporary basis.

According to the generally accepted terminology of the IT industry, there are four main types of human capital services firms:

[ ] CONTRACTING - These firms provide the most direct and common type of short-term staffing service. They subcontract or hire IT professionals on a contract basis for specified periods of time, usually one to six months, to satisfy the technical personnel needs of their clients. Once those needs have been met or the project is completed, the contract computer professional is released and is free to seek other contract opportunities in the marketplace. The relationship of the IT professional with the alternative staffing company and their clients is limited and temporary.

[ ] PROFESSIONAL SERVICES - Like the contracting companies, professional service firms also hire IT technicians and managers solely to staff projects or satisfy short-term needs of their clients, but in this case, the IT professional is not released at the end of the project. Instead he/she is quickly reassigned to another project, maintaining his/her association with the staffing company on a more or less continuing or `permanent' basis. MindLoft.Com's strategic business unit, MCI, presently falls into this category.

[ ] CONSULTING - Many large companies opt to outsource whole systems development projects to firms that can provide a team of IT professionals with the necessary skills and experience to complete the project successfully. The IT professionals themselves are full-time employees of the staffing firm and often are assigned to work on several projects with different clients at the same time. Like employees anywhere, they can develop their skills and advance their careers within the firm itself. Consulting firms include companies such as Andersen Consulting, KMPG Peat Marwick and EDS. MCI has functioned in this area, and intends to expand services in the consulting area.

[ ] PLACEMENT/DIRECT-HIRE - These companies fall into the category often referred to as `recruiters' or `head hunters,' and work closely with clients' human resources and MIS personnel to locate, pre-screen and present likely candidates for direct-hire by the client. Unlike the types of firms described above, they retain no consultants or employees and instead act as an adjunct to their clients' hiring process. MindLoft.Com 's strategic business unit, ErpErp, presently falls into this category.

         In 1997, there were more than 2,000 companies that provided these services, mainly to the 500 largest businesses and organizations in the United States. In the past two years, however, the number of such companies has increased greatly, so that in various high-tech areas such as Dallas, Texas, there are currently more than 350 alternative staffing firms.

         Within the IT professional services marketplace there is further segmentation based on the relationships of the service-provider companies to specific software products or vendors. While some companies are opportunistic, catering to a variety of clients utilizing a variety of systems and platforms, others target end-users of specific products such as SAP, PeopleSoft or JD Edwards. They hire their consulting staff to provide the skills and experience to service these end-users and often form partnerships to varying degrees with the specific system vendor. From the beginning of its operations in 1997, MindLoft.Com's subsidiaries, MCI and ErpErp, have focused on providing professional services to the JD Edwards marketplace and, more specifically, to those end-users utilizing JD Edwards' ERP systems.

         MCI consulting services provide technical, functional or managerial expertise to client companies that either lack expertise or desire to supplement expertise. MCI currently provides such services specifically to clients that use or are planning to implement applications developed and marketed by JD Edwards & Co. of Denver, Colorado. We are not affiliated with JD Edwards & Co.

         The following is a brief description of our three wholly owned Strategic Business Units:

MINDLOFT CONSULTING, INC. (MCI OR THE CONSULTING SBU)
-----------------------------------------------------

         MCI was formed in December 1996 under the name of Technology Consultants, Inc., and changed its name to MindLoft Consulting, Inc. in July 1999. The Consulting SBU initially provided both recruiting and consulting to a vertical niche in the Information Technology industry consisting of end-user companies utilizing software systems commonly known as Enterprise Resource Planning or ERP systems developed and sold by JD Edwards & Company of Denver, Colorado.


         The Consulting SBU began with one recruiter in a home office in Dallas, Texas, but relocated its operations and main office to Fort Walton Beach, Florida, in 1998 to take advantage of what we believe to be the excellent pool of skilled IT professionals who live in the area and are retired from the United States military. In 1998, the Consulting SBU began an aggressive marketing campaign to promote both its recruiting and contract services to JD Edwards end-users in Canada and the United States, and constructed a site on the World Wide Web (www.MindLoftConsulting.Com) to attract both prospective IT job seekers and consultants. By the end of 1998, we had a client list of nearly 100 end-users throughout North America.


         In January 1999, MCI spun off the recruiting services division as a separate company, Technology Recruiters, Inc. In February 2000, Technology Recruiters, Inc, a Texas corporation, reincorporated in the state of Florida as ErpErp.Com, Inc. MCI ended its third year of operations on June 30, 1999, with sales revenues of more than $1.3 million and is projected to achieve $50 million in revenues by the end of fiscal year 2003.


ERPERP.COM INCORPORATED (ERPERP OR THE RECRUITING SBU).
------------------------------------------------


         Recruiting operations experienced a period of rapid expansion in fourth quarter of fiscal year 1998, a trend that is accelerating at this time. Over its first sixty-day period, the Recruiting SBU more than doubled its staff and over five months increased revenues by nearly 100%. The Recruiting SBU continues to specialize in recruiting trained and skilled IT professionals for placement as direct-hire employees at JD Edwards end-user facilities throughout Canada and the United States. The Recruiting SBU achieved sales revenues of $322,251 in fiscal 1998, which ended June 30, 1999, and is projected to reach $31.5 million by the end of fiscal year 2003. Significant growth occurred after the Recruiting SBU launched its web site www.jdejobs.com. In April 2000, the Recruiting SBU launched its newest web site, www.erperp.com.


IRIMS.NET INCORPORATED (IRIMS OR THE ASP SBU)
---------------------------------------------


         iRIMS, which stands for Intellectual Records Information Management Systems, is a start up Internet site development and support firm that operated within MCI from July 1999 until it was separately incorporated in December 1999. iRIMS has developed a product consisting of a sophisticated database management system for processing information contained in resumes and information relating to end-user clients. The iRIMS services are offered to recruiting companies and include custom designing of Web sites for clients, maintaining the site and the database linked to it, and conducting online searches of the resumes and job requisitions stored there. Clients can choose to have their site housed on iRIMS' servers and can select several fee payment options. iRIMS has been staffed and in operation from the beginning of second quarter of fiscal year 1999. iRIMS operates as an application service provider, or ASP, which means that it manages and delivers application capabilities to multiple entities from a data center across a wide area network. In the ASP environment, emphasis is on the use of the application, and not the ownership, so that an ASP operates the application and rents or leases its use to its clients. The client then does not own the application or the responsibility associated wit initial and ongoing maintenance.


In the current year, iRIMS' services will be expanded to develop and apply proprietary tools for evaluating the human and intellectual capital of companies that are candidates for acquisition by MindLoft.Com in order to determine their market value and overall effectiveness in providing services. Such tools will greatly facilitate MCI's plan for expansion by acquisition.


Among the first of its products, iRIMS filed a patent application for its Matrix Match software. Matrix Match is a system for cataloging, inventorying, selecting, measuring, valuing and matching intellectual capital skills and matching or inquiring of an individual's skills, and particularly a system for finding candidates for an employment or consulting position having requisite skills, and more particularly to a system for creating a searchable knowledge base of individuals skills indexed in a hierarchical cataloging, measuring and valuation system. The system includes generating a list of intellectual capital codes based upon a standardized skills catalog which contains a set of skill categories organized in a hierarchical manner with a unique code assigned to each category within each hierarchical level, wherein the combination of at least one code from at least one of the hierarchical levels forms an intellectual capital code.

As general policy, we file domestic and foreign patent applications to protect our technological position and new product development. We intend to continue to apply wherever necessary to protect our patents in countries in which we operate. Although we believe that our patents provide some competitive advantage and market protection, our success depends primarily upon our proprietary know-how, innovative skills, technical competence and marketing abilities. Furthermore, there is no assurance that these patents will not be challenged, invalidated or circumvented in the future. We plan to apply for additional patents for future products but our applications may not be granted and any new products developed by us may not be patentable.

We regard our software as proprietary and attempt to protect it with copyrights, trade secret measures and nondisclosure agreements. Despite these restrictions, it may be possible for competitors or users to copy aspects of our products or to obtain information which we regard as trade secrets. Existing copyright laws afford only limited practical protection for computer software. The laws of foreign countries generally do not protect our proprietary rights in our products to the same extent as the laws of the United States and Canada. In addition, we may experience more difficulty in enforcing our proprietary rights in certain foreign jurisdictions.


INDUSTRY OVERVIEW


         The information technology industry has been impacted significantly by the Internet. Where once the Web was mainly a tool for transmitting messages from point to point, it has now become an important medium for accessing information, marketing products and services and conducting business. It is not unusual for information technology professionals to perform complex coding tasks and systems analyses over the Web thousands of miles from the location of the server or mainframe. IT personnel have the ability to gather data through the Web linkages to all parts of the globe, a capability that is made possible through the development of an extensive satellite communications system. It is becoming possible to access the Internet via telephone, laptop and/or and palm-held computer from virtually any place in the world and receive voice, text or pictorial transmissions instantaneously.


         Traditional alternate staffing and personnel placement industries have gravitated to the Web in recent years and today are greatly dependent on the use of Internet-based job bulletin boards and Web- accessed databases. A recent industry survey identified more than 2,500 such sites in 1999, and more appear every day. Information Technology professionals are especially prone to search for jobs on the Internet and even post their own Web pages to advertise their skills. A recent survey revealed that today there are 800 million Internet sites, many of which consist of multiple pages. In fact, there are so many sites that even the largest browsers can access only 15% - 20% of them. Although new and better routers are coming online, we believe that the capacity to utilize fully the benefits and resources provided by the World Wide Web has not yet been developed.

         Our focus in the IT human capital services industry is on locating and supplying information technology personnel, specifically those with Enterprise Resource Planning systems training.

WHAT IS ENTERPRISE RESOURCE PLANNING AND WHY DO WE THINK IT IS SO IMPORTANT?

         Companies in all industries and of all sizes are implementing Enterprise Resource Planning (ERP) software in order to improve business processes. The implementation of an ERP system involves a complex set of tasks from selection and system design, to installation, tuning, maintenance and upgrade.

         Prior to the 1990s, many manufacturing companies installed Materials Requirement Planning, or MRP, software, and its upgrade MRP II, that were developed as a result of requirements for greater control and efficiency in manufacturing systems. The term Enterprise Resource Planning, or ERP, was created in the early 1990s as the successor to MRP and MRP II. The original ERP systems ran on mainframes and IBM AS/400 systems, and included mainframe products from SAP R/2 and Mapics Inc., as well as AS/400 packages such as JD Edward's World and SSA's BPCS.

         The key to ERP systems is the integration of business processes that is implicit in the design of the software. ERP software allows a considerable amount of integration between different elements of the business: for example, manufacturing processes can be integrated with the order processing system, which in turn can be directly linked to the financial system. This ability to integrate previously separate corporate functions into a single software system is at the heart of the ERP movement.

         Some basic examples of the types of functions that can be integrated into one system using ERP software are:

o Customer order management

o Production planning and scheduling

o Asset management

o Cost management

o Manufacturing scheduling

o Supply chain planning and management

o Manufacturing production

o Financial administration

o Sales and distribution

o Human Resources

         In the early 1990s there was a wave of downsizing and what became known as Business Process Re-engineering or "BPR." This trend convinced management that existing business processes, i.e., those that supported inefficient, non-integrated functionality, had to be changed. The way to accomplish this was to apply information technology, or "IT", to solve the problem by having the IT department implement an ERP package that would integrate functions across the entire enterprise. ERP software began to appear from companies such as JD Edwards & Co., SAP, Sybase and others to accomplish this goal of efficient integration. The result has been a worldwide rush into modern ERP systems.

         While ERP had its origins in manufacturing and production planning systems, the scope of ERP offerings expanded in the mid-1990s to include other "back-office" functions such as order management, financial management, warehousing, distribution production, quality control, asset management and human resources management. The range of functionality of ERP systems has further expanded in recent years to include more "front-office" functions, such as sales force and marketing automation, electronic commerce, and supply chain systems. The scope of ERP implementation encompasses what is often referred to as the entire value chain of the enterprise, from prospect and customer management through order fulfillment and delivery. Most ERP packages today are "web enabled", which means that they integrate their systems to take full advantage of the Internet. The recent exponential growth of Web features and data transport, or bandwidth, capabilities has permitted companies to provide their services more efficiently to their clients and to extend the scope of such services worldwide. Additionally, new technology now enables such services to be tailored to specific industries and even to the needs of individual clients.

         While the concepts that initially prompted the rise of ERP had their origins in pure manufacturing, ERP quickly matured to encompass a broad range of industries from utilities and telecommunications, to retail, finance, health care systems, and others.

         As the ERP market has matured, its use has grown and expanded. Because ERP's original focus was on manufacturing and financial systems, relatively few individuals in a given enterprise used such systems. Today the scope of ERP is universal: the growth of "front-office" functionality, combined with the increasing use of the ERP system as the corporate infrastructure for all IT systems, has made ERP the IT backbone of many companies. These systems provide a truly integrated multi-functional, multi-site, and multi-national business management tool, which we believe will only continue to grow in importance.

         The software and hardware architecture of ERP systems has continued to evolve in the last five years. Most ERP systems run on two-tier or three-tier client/server architecture using UNIX, AS/400 and NT operating systems. Many companies still run ERP systems on mainframes, and there are an increasing number of companies interested in hosting all or part of their ERP systems using Web-browser architecture.

         There is an ongoing application integration aspect of ERP systems. We believe that many ERP customers desire at some point to extend the benefits of integration implicit in ERP systems to their non-ERP systems, typically mainframe-based legacy systems that run company-specific functions. This requirement for Enterprise Applications Integration, or "EAI", can significantly boost the cost and complexity of an ERP implementation. While there are numerous tools available to accomplish EAI, the fact that most non-ERP systems are custom-developed means that even the most advanced tools need to be augmented by custom programming in order to achieve the required integration, thus requiring additional skilled ERP information technology personnel.

         Finally, it is important to emphasize that ERP systems are complex pieces of software that require a considerable amount of expertise to design, implement, maintain, and upgrade.

WHERE DO WE SEE THE GROWTH OF ERP AND WHY IS THAT IMPORTANT?

         Since its inception, ERP has been affordable primarily to the Fortune 1000 companies. The core set of ERP technologies and capabilities needed by many companies is often not obtainable in-house, due to high costs and lack of resources. This means that companies that need ERP systems must find ways to engage top-notch ERP experts while controlling costs and still be able to implement and maintain a strategic ERP system. Outsourcing all or part of the responsibility for implementation and maintenance is an increasingly viable and important option.

         Businesses of all sizes are becoming more and more dependent upon integrated software solutions to provide more coordinated and organized management models. Skilled personnel with information technology experience are in high demand. We believe that the demand will increase as ERP solutions become more affordable to smaller and smaller companies. Part of this demand will be driven by the proliferation of application service providers, or ASPs.

         We believe that ASPs will drive continued growth in the need for information technology personnel that are ERP proficient. By shouldering the initial cost of ERP systems and making them available to smaller companies at affordable prices, small companies will be able to afford the use of complex systems to make them more efficient, and thus become positioned to compete with larger entities.

WHAT ARE ASPS AND WHY DO WE THINK THEY ARE IMPORTANT?

         We define ASPs as third party service firms, which deploy, manage and remotely host software applications through centrally located servers in a rental or lease arrangement. An industry group called the ASP Industry Consortium defines ASPs as follows: "An ASP manages and delivers application capabilities to multiple entities from a data center across a wide area network."

         The above definitions are basic and broad, but reflect the outsourcing function of an ASP. Due to the expense of implementing, upgrading, maintaining and managing ERP systems, we believe that the ASP business model, particularly in the ERP sector, will grow substantially over the next five years.

WHO IS OUR COMPETITION?

         We believe that we are positioned as a leading provider of IT human and intellectual capital services to a specific segment of the IT marketplace, namely, to those companies, government agencies and organizations that are or will be end-users of ERP software products developed and distributed by JD Edwards & Co. To the best of our knowledge, there are only a few other companies in the US that have a similar business orientation. Our real competition, however, exists in another form, i.e., large consulting companies that service a wide range of ERP systems including JD Edwards software. These competitors consist of Arthur Andersen Consulting, KPMG Peat Marwick and similar entities that provide consultants for Oracle, PeopleSoft, Sybase, SAP and a variety of database management systems and programming languages and platforms, including UNIX and RPG. In many ways, these broadly based consulting companies have established the marketplace for us by setting consulting fees and practices at their current profitable level. By being able to match the levels of expertise provided by these competitors, we can achieve profitable returns on our consulting services, while focusing our energies on a vertical segment of the marketplace that we understand and can service.

         ErpErp is a recruiting and direct-hire placement company serving a specific niche market consisting of the end-users of ERP systems and applications. Initially, ErpErp has focused on end-users of JD Edwards systems, but will be expanding its recruiting efforts to address the needs of clients of each of the `Big Five' ERP systems vendors, i.e., Oracle, Sybase, PeopleSoft, SAP and JD Edwards. Competition for these clients' business comes from a variety of sources, ranging from the thousands of traditional temporary staffing (`Temp') firms across the US to computer based job boards accessed through the Web.

INFORMATION ABOUT OUR INTELLECTUAL PROPERTY

         We regard our trademarks, trade secrets and similar intellectual property as valuable to our business, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, partners and others to protect our proprietary rights. There can be no assurance that the steps taken by us will be adequate to prevent misappropriation or infringement of its intellectual property.

         We have licensed in the past, and expect that we may license in the future, certain of our proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brand is maintained by such licensees, there can be no assurance that such licensees will not take actions that might materially adversely affect the value of our proprietary rights or reputation, which could have a material adverse effect on us.

WE DO NOT ANTICIPATE PAYING DIVIDENDS IN THE NEAR FUTURE

         We do not contemplate or anticipate paying any dividends upon our common stock in the foreseeable future. It is currently anticipated that earnings, if any, will be used to finance the development and expansion of our business.

THERE ARE RISKS RELATED TO SYSTEM DEVELOPMENT AND OPERATION

         Our business is dependent on the efficient and uninterrupted operation of our computer and communications hardware systems. The systems and operations used by us are vulnerable to damage or interruption from fire, flood, power loss, telecommunications failure, break-ins, earthquakes, hurricanes, and other similar events that are outside of our control. Any system interruption, including any interruptions in our web sites would reduce the attractiveness of our services and could, therefore, materially adversely affect us.

         Substantially all of the computer and communications hardware related to our business is located at our corporate offices. We anticipate continued growth in the use of our web site as spending for advertising increases and the upgrading of systems and infrastructure to accommodate such growth. Any inability or delay in appropriately upgrading its systems and infrastructure would have a material adverse effect on us.

WE EXPECT RAPID TECHNOLOGICAL CHANGE IN THE INDUSTRY

         To remain competitive, we must continue to enhance and improve the responsiveness, functionality and features of our services to clients. The Internet, and computer technology in general, are characterized by rapid technological change, changes in user and customer requirements and preferences, frequent new products and service introductions embodying new technologies and the emergence of new industry standards and practices that could render our existing web sites and services and proprietary technology and systems obsolete.

         Our success will depend, in part, on our ability to license leading technologies useful in our business, enhance our existing services, develop new services and technology that address the increasingly sophisticated and varied needs of our prospective customers and respond to technological advances and emerging industry standards and practices on a cost-effective and timely basis.

         The development of a web site and other proprietary technology entails significant technical, financial and business risks. There can be no assurance that we will successfully implement new technologies or adapt our web sites, and services to customer requirements or emerging industry standards. If we are unable, for technical, legal, financial or other reasons, to adapt in a timely manner in response to changing market conditions or customer requirements, such inability could have a material adverse effect on our business, prospects, financial condition and results of operation.

WE ARE DEPENDENT ON OUR KEY PERSONNEL

         We rely on the skills and efforts of our officers and key employees, in particular, Malcolm R. Roy, to manage our operations. Mr. Roy is under an employment contract with the Company. The contract can be terminated upon Mr. Roy's death, resignation, cessation of our business activities, or criminal conduct. Our success will depend, in part, on our ability to manage our anticipated growth and to enhance our operations and finances. We must maintain and expand our employee base. We recognize that additional staff is required to properly support our marketing, sales, and research functions. It is anticipated that 29 employees will be required to meet the demands of our Five-Year Business Plan.

WE ARE DEPENDENT ON THE INTERNET AND COMPUTER GROWTH

         Our long-term viability is substantially dependent upon the widespread consumer acceptance and use of the Internet as a medium of commerce. Use of the Internet as a means of effecting retail transactions as well as marketing is at an early stage of development, and demand and market acceptance for recently introduced services and products over the Internet is very uncertain.

         The Internet's viability as a commercial marketplace could be adversely affected by delays in the development of services or due to increased government regulation. Changes in, or insufficient availability of, telecommunications services to support the internet also could result in slower response times and aversely affect usage of the internet generally and the business of our clients in particular. If the use of the Internet does not continue to grow or grows more slowly than expected, or if the infrastructure for the Internet does not effectively support growth that may occur, we would be materially adversely affected.

GOVERNMENT REGULATIONS MAY HAVE AN AFFECT ON OUR BUSINESS

         Because we operate in a business arena known as alternative staffing and technical consulting, little, if any, government regulation or oversight apply except as to those regulations which apply to businesses generally. Where applicable, we have complied with all registration requirements to operate in the State of Florida. All licenses, permits and permissions have been secured.

         Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet. Such laws and regulations may cover issues such as user privacy, pricing, content, copyrights, distribution and characteristics and quality of products and services. Furthermore, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The enactment of any additional laws or regulations may impede the growth of the Internet which could, in turn, decrease the demand for our products and services and increase our costs of doing business, or otherwise have an adverse effect on us.

         U.S. and foreign laws regulate certain uses of customer information and development and sale of mailing lists. We believe that we are in material compliance with such laws, but new restrictions may arise in this area that could have an adverse effect on us.

         In addition, several telecommunications carriers are seeking to have telecommunications over the Internet regulated by the Federal Communications Commission (the "FCC") in the same manner as other telecommunications services. In addition, because the growing popularity and use of the Internet has burdened the existing telecommunications infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers have petitioned the FCC to regulate Internet service providers and online service providers in a manner similar to long distance telephone carriers and to impose access fees on such providers. If any of these petitions are granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet. Any such new legislation or regulation or application or interruption of existing laws could have a material adverse effect on our business, results of operations and financial condition.

         We have obtained the following licenses, permits, and certifications:

o Incorporated in the State of Florida as a corporation.

o Registered with Okaloosa County, State of Florida,

o Member of Okaloosa County Florida Economic Development Council,

o Active Member of NACCB (National Association of Computer Consulting
Businesses),

o Member of Dun and Bradstreet,

o Member of "Quest" (JD Edwards "End User" Member Association).


INFORMATION ABOUT OUR EMPLOYEES

         As of the date of this Memorandum, we employ three executive management and five staff members in MindLoft.Com, the holding company, and 22 employees in the three Strategic Business Units.

INFORMATION ABOUT OUR OFFICE FACILITIES

         Our business headquarters and technical training and design facilities are located at 326 Green Acres Road, Suite A, Fort Walton Beach, Florida 32547. We are housed in a 4,690 square foot facility complete with full office facilities, including a local area network (LAN) served by a 400 MHz Dual Pentium II Dell Power Edge 2300 NT server. These locations provide needed space for service and expansion to meet project demand over the next few months.

INFORMATION ABOUT LEGAL PROCEEDINGS

         From time-to-time, we may be involved in litigation relating to claims arising out of its ordinary course of business. We are presently involved in no lawsuits.

                                   MANAGEMENT

As of the date of this Memorandum, the following sets forth information regarding the directors, executive officers and key management of the Company.

NAME                        AGE      POSITION WITH THE COMPANY
----                        ---      -------------------------
Malcolm R. Roy              49       Chairman of the Board,
                                     Chief Executive Officer, and President

Ted P. Scallan              48       Vice-President - Mergers and Acquisitions

Van Eggers                  59       Vice-President - Marketing and
                                     Stockholder Relations

Alex Brunner                55       Director

Roger Glenn Brown, Ph.D.    58       Director

MALCOLM R. ROY, CHAIRMAN OF THE BOARD, CEO AND PRESIDENT
Mr. Roy has been a Director, President and Chief Executive Officer of the Company since its inception. He has served as President and Director of the Company's main operating strategic business unit, MindLoft Consulting, Inc. (formerly known as Technology Consultants, Inc.). Mr. Roy brings to MindLoft.Com more than 15 years of experience in the computer and software development industries, during much of which he has served in management or senior executive positions. Starting as a Senior Account Manager for Basic Four/MAI Corporation, he joined the McDonnell Douglas Computer Systems Company and became, in succession, Manager of the Dallas branch, Director of Sales for the Western Region and National Director of ISO sales. In his position as National Director, he also had direct charge of the Corporation's national value added remarketer
(VAR) and dealership sales operations.

In 1987, Mr. Roy started Omega Systems, a software development company with products geared for the automobile dealership and telemarketing industries. Coral Companies acquired the company in 1989, and he went on to provide management consulting to various real estate and manufacturing companies. In June 1995, Mr. Roy accepted a senior sales position with Storage Systems Computers, a company manufacturing and marketing data storage systems and disk arrays.

Mr. Roy served as President and CEO of Artesia Data Systems, a Dallas based software development company with a worldwide clientele consisting of major multinational oil and gas exploration and refining businesses, a position he occupied from October 1996 to March 1997. One of Artesia's products was a software package consisting of core financials and application modules developed by JD Edwards, for which Artesia had exclusive marketing rights. It was during this period that Mr. Roy became aware of what he believes to be the shortage of personnel having knowledge of and experience with JD Edwards systems and software, particularly those skilled in RPG programming, which is key to the operation of many current JD Edwards systems. Accordingly, on leaving Artesia, he founded MindLoft Consulting in order to address this perceived need in the marketplace.

Mr. Roy supervises the overall operations of MindLoft.Com., and provides strategic guidance and general supervision to the management team of the Strategic Business Units.

TED P. SCALLAN, VICE PRESIDENT - MERGERS AND ACQUISITIONS

Mr. Scallan has been the Vice-President-Mergers and Acquisitions of the Company since its inception.

Mr. Scallan brings to MindLoft.Com his extensive experience and successful record as a nationally recognized analyst, securities trader and money manager and as President and CEO of his own business consulting firm. During the past five years, Mr. Scallon has served as president (November 1994 to December 1995) of Liberty Resource Group, a company focusing on providing financial consulting services, including preparation of conventional loan as well as venture capital or investor proposals, and conducting due diligence and feasibility studies for mergers and acquisitions. In January 1996 he became President and Chief Executive Officer of Ten Gas Co, Inc. and Ten Gas Co. Pipeline Corporation where he directed day to day operations, negotiated lines of credit, prepared secondary stock issue underwriting and raised private placement funds. In January 1997, Mr. Scallon founded Liberty Financial Consultants, LLC to provide professional services relating to business management, strategic alliances and mergers/acquisitions and continues in the role of Principal/ Owner of the Company today. In addition, he served from January 1998 to December 1998 as an independent business consultant to Carr, Riggs & Ingram, LLP/Wealth Management Corporation to assist local business clientele with management, finance and sales/marketing operations.

Mr. Scallan will advise senior management in its acquisition growth planning and supervise the implementation of those plans.

VAN EGGERS, VICE PRESIDENT - MARKETING AND STOCKHOLDER RELATIONS

Mr. Eggers has been Vice President - Marketing and Stockholder Relations of the Company since its inception. Mr. Eggers' role is to establish close ties to Internet technology producers and end-user associations in order to promote awareness of MindLoft.Com's services and those of its subsidiaries. He will also assist in the acquisition process and supervise the preparation of documents required by various governmental oversight agencies and reports to the Company stockholders.

Following completion of graduate level studies at the University of California, he undertook a total of 20 years of University teaching, field research and environmental studies before deciding in 1986 to pursue a career in the computer industry. In 1987, as one of the first employees of Omega Systems, a start-up software development company in Dallas, Texas, he rose to the position of Vice-President, Operations and Marketing responsible for client site installations and the development and production of company marketing materials. When the firm was purchased by Coral Companies in 1989, a Denver based Catalogue software development company, he assumed the position of Director of Marketing in charge of establishing relationships with computer system VARs and producing trade shows and marketing campaigns. In July 1990, he joined Electronic Information Systems as Senior Customer Engineer and Director of Customer Support for its growing operations in the development of the predictive dialer industry. From January 1995 to December 1996, he served as an independent consultant to TriOgen, Incorporated, where he conducted marketing campaigns and developed sales literature for the Company's non-chemically based air purification systems. From January 1997 to July 1997, he was a consultant to Field Marketing Incorporated. Most recently, in August 1997, he joined with two partners to form a professional services/alternative staffing company, RE/source Professionals, Inc., in Dallas, Texas, and for the past two years has served as its Director of Operations. In that period, he developed all of the marketing and contract materials, established a clientele that includes several Fortune 500 companies.

ALEX BRUNNER, MEMBER, BOARD OF DIRECTORS

Mr. Brunner has been a Director of the Company since its inception. For the past 25 years, Mr. Brunner has been a pioneer in the field of information and image management with the development and implementation of significant technological advances that today are industry standards. In 1976, he invented the VISCO microprocessor-driven rollfilm controller that permitted the automatic location and retrieval of images on microfilm. This innovation enabled Computer Aided Retrieval ("CAR") systems to become practical and reliable information management tools and was responsible for the development of a new industry. In 1980, Mr. Brunner founded STS Data Systems ("STS"), one of the earliest service bureaus to use highly sophisticated technology to convert paper-based documents to electronic images. Following the acquisition of STS by IBM of Canada, he formed Visual Support Corporation (a.k.a. Blue Water Systems) in March, 1990, to handle the conversion of engineering drawings and aperture cards to digital formats using hybrid CAR systems. He served as president of Visual until 1998. In 1998 he developed ScreenScan, a device that reads projected rollfilm images and converts them to electronic images at a fraction of the cost of current workstation-based technology. He established ScreenScan

Systems in January 1994 to develop and market the product and served as its President until April 1996. In 1997 Mr. Brunner founded Image Vision Corporation to manufacture and market innovative imaging systems for data archiving and retrieval and presently serves as its Vice president and Chief Operating Officer.

Mr. Brunner founded and presided over the Michigan Chapter of the National Micrographics Association, is a lifetime member of the Association for Information and Image Management (AIIM), is a recognized and sought after public speaker and has written numerous articles for prestigious industry publications. In 1996, he was recognized for his major contributions and received the coveted Pioneer Award presented yearly by AIIM. As a member of the Board of Directors, Mr. Brunner's considerable entrepreneurial skills and business experience will be invaluable to MindLoft.Com and the development of plans for future growth.

ROGER GLENN BROWN, PH.D., MEMBER, BOARD OF DIRECTORS

Dr. Brown has been a Director of the Company since its inception. Following graduation from the University of California with graduate degrees in History and Economics, he completed a decade of service during the Cold War in the United States Central Intelligence Agency, where he was Senior Intelligence Analyst for Technology Transfer. He then established The INSCAPE Companies in 1977 to fund start-up ventures in the fields of publishing, computer hardware and software and telecommunications and also served as consultant to several high-tech Fortune 500 companies. He continues to serve as President of INSCAPE.

In July 1997, Dr. Brown established Logoscape, Inc. under the INSCAPE umbrella to research patent protection for business processes and software innovations. This venture was the offspring of a forward-looking conference, Learnscape 2002, which he sponsored in conjunction with several colleges and universities to explore the future of the Internet as a learning tool, ways to create knowledge, and the nature of intellectual capital. Attendees included many of the most innovative corporations, such as EDS, Silicon Graphics, Cray Research and Motorola as well as various consultants.

In January 1999, Dr. Brown founded .COMDAQ Corporation, an early stage E-commerce venture with the goal of altering the current paradigm of capital formation and to create entirely new funding approaches to the emerging field of Intellectual Capital.

Dr. Brown is the author of numerous books and articles and has taught classes at several universities. He has held post-Doctoral Fellowships at some of the most prestigious `think tanks' and institutions, including The Rand Corporation, The Hoover Institute at Stanford University, The University of California, Berkeley and St. John's University Graduate School of Theology. Dr. Brown has served as a consultant on several international technology transfer projects both in the US and overseas.

EXECUTIVE AND DIRECTOR COMPENSATION, CONTRACTS

For the last completed fiscal year, Malcolm R. Roy, who serves as Chairman of the Board, Chief Executive Officer, and President received $157,500 in compensation. Mr. Roy is under an employment contract with the Company. The contract is continual and can be terminated upon Mr. Roy's death, resignation, cessation of the company's activities, or criminal conduct.

Under the employment contract, Mr. Roy's salary is adjustable annually. On the last day of each year, his base salary for the next year shall be determined by multiplying his current base salary by a multiplier calculated by dividing the closing price of our stock by the closing price of our stock on the previous December 31. For the purposes of the calculation for December 31, 2000, the previous year's closing price shall be considered to be $12.50 per share. Thus, if our common stock closes at $25.00 per share on December 31, 2000, Mr. Roy's base salary for the year 2001 shall be $288,000, calculated by multiplying the year 2000 base salary of $144,000 by $25, which is the 12/31/00 closing price, and dividing the product by $12.50, which is the previous year's closing price. If the closing price should decrease in any year of the Agreement, or if the closing price should remain the same, then no adjustment shall be made in Mr. Roy's base salary except any cost-of-living increase. Stock prices used shall first be adjusted for any stock splits.

In addition, Mr. Roy is entitled to recieve the following stock bonuses:

A total of 6,000,000 shares of our common stock in 1,000,000 increments the first time the stock reaches each of the following trading levels per share, after said options and prices having been adjusted for any stock splits:

                                   1. $15.00
                                   2. $18.00
                                   3. $21.60
                                   4. $25.92
                                   5. $31.10
                                   6. $37.32


The compensation packages for other key employees have not been finalized as of this date. Directors are compensated at the rate of $1,000 per meeting attended in person, and $500 per meeting attended by telephone. In addition, any travel expenses incurred in attending such meetings are reimbursed to directors in attendance. Mr. Brunner and Dr. Brown have received an option to acquire 30,000 shares of the Company's common stock, 10,000 of which vest each year for the next three years as long as they remain members of the board of directors. The options are exercisable for a period of three years from the date that they vest, and expire if not exercised. All outstanding director option are exercisable at the rate of $1.00 per share, which was deemed to be the fair market value upon the date of the grant.


                             PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of the Company's Common Stock, beneficially owned as of the date of this Memorandum and as adjusted to reflect the sale of all Common Stock hereby offered by the Company by (i) owners of more than 10% of the Company's Common Stock; (ii) each director of the Company; and (iii) all executive officers and directors of the Company as a group.

                                        PERCENTAGE OF SHARES                     PERCENTAGE OF SHARES
NAME AND            NUMBER OF SHARES     OF COMMON STOCK                           OF COMMON STOCK
ADDRESS OF          OF COMMON STOCK         BENEFICIAL       BENEFICIALLY OWNED  BENEFICIALLY OWNED
BENEFICIAL OWNER    BENEFICIALLY OWNED      OWNERSHIP          AFTER OFFERING      AFTER OFFERING
----------------    ------------------  -------------------- ------------------  --------------------
Malcolm R. Roy         4,300,000              100 %              4,300,000             68.25
4493 Ocean View Dr.
Destin, FL  32541

All Officers &         4,300,000              100%               4,300,000             68.25
Directors as a Group

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY

The authorized capital stock of the Company consists of 300,000,000 shares of common stock, $0.01 par value per share, and 5,000,000 shares of preferred stock, $1 par value per share. The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Articles of Incorporation and the provisions of applicable law.

COMMON STOCK

There are 300,000,00 shares of common stock authorized, with a par value of $.01 per share. Each share is entitled to one vote, and, subject to those preferences that may exist for preferred shares, such dividends that, form time to time, we may declare to be paid of out and is legally available for the payment of dividends. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their Common Stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable, and the shares of common stock to be issued pursuant to this prospectus will be fully paid and non-assessable.

PREFERRED STOCK

There are 5,000,000 shares of preferred stock authorized to be issued, with a par value of $1 per share. The Board of Directors has wide latitude in determining the rights and preferences of such class of stock. The Board of Directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control of the Company or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of the common stock, and may adversely affect the voting and other rights of the holders of common stock.

The Board of Directors has designed 125,000 shares of preferred stock to be issued in this offering as "Series A 11% Convertible Preferred Stock."

SERIES A 11% CONVERTIBLE PREFERRED STOCK

(i)      DIVIDENDS

The holders of shares of Series A 11% Convertible Preferred Stock shall be entitled to receive, out of any assets at the time legally available therefor and when and as declared by the Board of Directors, dividends at the rate of eleven per cent (11%) per share per annum, and no more, payable in cash quarterly commencing on the first fiscal quarter after the Series A 11% Convertible Preferred Stock preferred shareholders shares are issued, and thereafter on the last day of March, June, September, and December of each year that any Series A 11% Convertible Preferred Stock shall be outstanding. Such dividends are prior and in preference to any declaration or payment of any distribution on the Common Stock of this corporation.

(ii)     PREFERENCES ON LIQUIDATION

In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the corporation, the holders of shares of the Class A 11% Convertible Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the corporation's common stock, an amount equal to Eight Dollars ($8.00) per share, plus all declared and unpaid dividends thereon to the date fixed for distribution. After setting apart or paying in full the preferential amounts due the holders of the Series A 11% Convertible Preferred Stock the remaining assets of the corporation available for distribution to stockholders, if any, shall be distributed exclusively to the holders of common stock, each such issued and outstanding share of common stock entitling the holder thereof to receive an equal proportion of said remaining assets. If upon liquidation, dissolution, or winding up of the corporation, the assets of the corporation available for distribution to its shareholders shall be insufficient to pay the holders of the Series A 11% Convertible Preferred Stock the full amounts to which they respectively are entitled, then they shall share ratably in any distribution of assets according to the respective amounts which would be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to said shares were paid in full. The merger or consolidation of the corporation into or with another corporation in which this corporation shall not survive and the shareholders of this corporation shall own less than 50% of the voting securities of the surviving corporation or the sale, transfer or lease (but not including a transfer or lease by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the corporation shall be deemed to be a liquidation, dissolution or winding up of the corporation.

(iii)   VOTING RIGHTS

The shares of Series A 11% Convertible Preferred Stock shall have no voting rights with regard to the election of directors or as to other matters except those affecting the class. The Company may not take any of the following actions without first obtaining the approval by vote or written consent, in the manner provided by law, of the holders of at least a majority of the total number of shares of Series A 11% Convertible Preferred Stock outstanding, voting separately as a class, (1) alter or change any of the powers, preferences, privileges, or rights of the Series A 11% Convertible Preferred Stock; or (2) amend the provisions of this paragraph; or (3) create any new class or series of shares having preferences prior to or being on a parity with the Series A 11% Convertible Preferred Stock as to dividends or assets.

(iv)     CONVERSION RIGHTS

Each share of Series A 11% Convertible Preferred Stock may, at the option of the holder, be converted into fully paid and non-assessable shares of common stock of the corporation at any time within twelve months after the first date on which our common stock becomes publicly traded. For purposes of this section, publicly traded shall mean the initiation of quotations or the publication or submission by a securities broker or dealer of a quotation in any quotation medium or interdealer quotation system.

The Conversion Ratio per share at which shares of common stock shall be initially issuable upon conversion of any shares of Series A 11% Convertible Preferred Stock shall be one for one, subject to adjustment in the event that the corporation shall at any time subdivide the outstanding shares of common stock, or shall issue a stock dividend on its outstanding common stock, then the Conversion Ratio in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately increased, and in case the corporation shall at any time combine the outstanding shares of common stock, the Conversion Ratio in effect immediately prior to such combination shall be proportionately decreased.

ANTI-TAKEOVER EFFECTS OF CERTAIN PROVISIONS OF MINDLOFT.COM'S POISON PILL PLAN, AND FLORIDA LAW

POISON PILL.

         On November 30, 1999, the Board of Directors of MindLoft.Com declared a dividend of one purchase warrant for every outstanding share of the company's common stock, $.0001 par value. The warrants will be distributed on January 31, 2000 to stockholders of record as of the close of business on that date. The terms of the warrants are set forth in the Warrants Agreement dated as of November 30, 1999, between the company and Florida Atlantic Stock Transfer, Inc., as Warrants Agent. The Warrants Agreement provides for the issuance of one warrant for every share of common stock issued and outstanding on the dividend record date and for each share of common stock which is issued or sold after that date and prior to the distribution date.

         Each warrant entitles the holder to purchase from MindLoft.Com one share of common stock at a price of $.10 per share, subject to adjustment. The warrants will expire on December 30, 2009, or the earlier redemption of the warrants, and are not exercisable until the distribution date.

         No separate warrant certificates will be issued at the present time. Until the distribution date (or earlier redemption or expiration of the warrants):

         o The warrants will be evidenced by the common stock certificates and will be transferred with and only with such common stock certificates

         o New common stock certificates issued after the dividend record date upon transfer or new issuance of MindLoft.Com's common stock will contain a notation incorporating the warrants agreement by reference

         o The surrender for transfer of any of MindLoft.Com's common stock certificates will also constitute the transfer of the warrants associated with the common stock represented by such certificate

The warrants will separate from the common stock and warrants certificates will be issued on the distribution date. Unless otherwise determined by a majority of the board then in office, the distribution date will occur on the earlier of the following:

         o The tenth business day following the later of the date of a public announcement that a person, including affiliates or associates of such person, except as described below, has acquired or obtained the warrant to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock or the date on which an executive officer of MindLoft.Com has actual knowledge that an acquiring person became such or

         o The tenth business day following commencement of a tender offer or exchange offer that would result in any person together with its affiliates and associates owning 15% or more of MindLoft.Com's outstanding common stock. In any event, the board of directors may delay the distribution of the certificates. After the distribution date, separate certificates evidencing the warrants will be mailed to holders of record of MindLoft.Com's common stock as of the close of business on the distribution date and such separate warrants certificates alone will evidence the warrants.

If, at any time after January 31, 2000, any person or group of affiliated or associated persons (other than MindLoft.Com and its affiliates) shall become an acquiring person, each holder of a warrant will have the warrant to receive shares of MindLoft.Com's common stock (or, in certain circumstances, cash, property or other securities of MindLoft.Com) having a market value of one hundred times the exercise price of the warrant. Also, in the event that following the stock acquisition date MindLoft.Com was acquired in a merger or other business combination, or more than 25% of its assets or earning power was sold, each holder of a warrant would have the right to exercise such warrant and thereby receive common stock of the acquiring company with a market value of one hundred times the exercise price of the warrant. Following the occurrence of any of the events described in this paragraph, any warrants that are, or (under certain circumstances specified in the warrants agreement) were, beneficially owned by any acquiring person shall immediately become null and void.

         The board may, at its option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable warrants for shares of common stock at an exchange ratio of one share of common stock per warrant, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring after November 30, 1999. The board, however, may not effect an exchange at any time after any person, (other than

/solid diamond/ MindLoft.Com;

/solid diamond/ Any strategic business unit of the company;

/solid diamond/ Any employee benefit plan of the company or any strategic business unit of the company; or

/solid diamond/ Any entity holding common stock for or pursuant to the terms of any such plan),

together with all affiliates of such person, becomes the beneficial owner of 50% or more of the common stock then outstanding. Immediately upon the action of the board ordering the exchange of any warrants and without any further action and without any notice, the warrant to exercise such warrants will terminate and the only warrant thereafter of a holder of such warrants will be to receive that number of shares of common stock equal to the number of such warrants held by the holder multiplied by the exchange ratio.

         The exercise price of the warrants, and the number of shares of common stock or other securities or property issuable upon exercise of the warrants are subject to adjustment from time to time to prevent dilution:

         o In the event of a stock dividend on, or a subdivision, combination or reclassification of, the common stock;

         o Upon the grant to holders of the common stock of certain warrants or warrants to subscribe for shares of the common stock or convertible securities at less than the current market price of the common stock; or

         o Upon the distribution to holders of the common stock of evidences of indebtedness or assets (excluding cash dividends paid out of the earnings or retained earnings of MindLoft.Com and certain other distributions) or of subscription warrants (other than those referred to above).

         At any time prior to the earlier of the distribution date or the close of business on the expiration date, MindLoft.Com, by a majority vote of the board then in office, may redeem the warrants at a redemption price of $.01 per warrant, as described in the warrants agreement. Immediately upon the action of the board electing to redeem the warrants, the warrant to exercise the warrants will terminate and the only right of the holders of warrants will be to receive the redemption price.

Until a warrant is exercised, the holder thereof, as such, will have no warrants as a stockholder of MindLoft.Com, including, without limitation, the warrant to vote or to receive dividends.

         The warrants agreement may be amended by the board at any time prior to the distribution date without the approval of the holders of the warrants. From and after the distribution date, the warrants agreement may be amended by the board without the approval of the holders of the warrants in order to cure any ambiguity, to correct any defective or inconsistent provisions, to change any time period for redemption or any other time period under the warrants agreement or to make any other changes that do not adversely affect the interests of the holders of the warrants (other than any acquiring person or its affiliates and associates, or their transferees).

The form of warrants agreement dated as of December 30, 1999, between us and Florida Atlantic Stock Transfer, Inc., as Warrants Agents specifying the terms of the warrants (including as exhibits the form of the warrants certificate and the 6summary of warrants) is attached hereto as an exhibit. The foregoing description of the warrants does not purport to be complete and is qualified in its entirety by reference to the warrants agreement, which is incorporated herein by reference.

  FLORIDA LAW

         The laws of the State of Florida, where the company's principal executive offices are located, impose restrictions on certain transactions between certain foreign corporations and significant stockholders. Florida Statutes 607.0901 to 607.0903 is an "affiliated transaction" statute that prevents certain hostile and coercive merger devices. An affiliated transaction is a significant transaction (e.g., merger, a sale of more than 5% of the assets, issuance of an additional 5% of stock, or dissolution) with a shareholder who owns more than 10% of the outstanding stock of a company. In additional to any approval required by law, the company's charter, or by the interests given to either bondholders to stockholders by operation of an agreement, an affiliated transaction must also be approved by either a majority of the corporations disinterested directors, or two thirds of the remaining disinterested shareholders. There are three exceptions to this rule. First, the affiliated transaction statute can be avoided if the minimum price paid to the shareholders is at least equal to the highest price paid by an interested shareholder in the past two years. Second, if the interested shareholder has owned more than 80% of the corporation's outstanding shares for at least five years before the affiliated transaction occurs, the statute does not apply. Third, the statute would not apply if the interested shareholder owned more than 90% of the outstanding shares when the affiliated transaction occurs. Additionally, a corporation may elect to opt out of the statute; MindLoft.Com has not chosen this option.

                           INCORPORATION BY REFERENCE


         The SEC allows us to incorporate by reference in this prospectus other information that Winn-Dixie Stores, Inc. and UNUMProvident file with them, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about Winn-Dixie Stores, Inc. and UNUMProvident that is not included in or delivered with this prospectus. The information that Winn-Dixie Stores, Inc. and UNUMProvident file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the expiration of this exchange offer.


         For Winn-Dixie Stores, Inc.:



         1. The annual report on Form 10-K for the year ended 6-30-99, as amended, including but not limited to the consents of experts included therein.


         2. The quarterly report on Form 10-Q for the fiscal quarter ended 1-12-00, as amended.

         For UNUMProvident:


         1. The annual reports on Form 10-K/A filed for UNUM and Provident Companies, for the year ended 12-31-98, as amended, including but not limited to the consents of experts included therein.


         2. The quarterly report on Form 10-Q for the fiscal quarter ended 9-30-99, as amended.

         3. The merger agreement on Form S-4 filed for both UNUM and Provident on June 2, 1999.


         The Companies have filed each of these documents with the SEC and they are available from the SEC's Internet site at/or public reference rooms described under "Where You Can Find More Information" below.


         You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with the information that is different from or in addition to what is contained in this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where it is unlawful to offer to exchange or sell or to ask for offer to exchange or buy the securities offered by this prospectus, or if you are a person to whom it is unlawful to direct those activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of its date unless the information specifically indicates that other dates applies.

                           TERMS OF THE EXCHANGE OFFER


         MindLoft.Com Incorporated, a Florida corporation, hereby offers to exchange an aggregate of 2,000,000 shares of common stock, for shares of common stock of the following two corporations: UNUMProvident and Winn-Dixie Stores, Inc. upon the terms and subject to the conditions set forth below and in the Letter of Transmittal, which is Appendix A to this prospectus. Once tendered, the shares will be held by Wilmington Trust Company acting as Depository, until the expiration of the offering. The Depository will calculate the shares tendered and advise us on the expiration date as to how many shares of each Affinity Company have been tendered. We will deliver to the Depository the appropriate number of our shares which will be distributed to the tendering stockholders of the Affinity Companies. If a sufficient number of shares of the Affinity Companies have been tendered upon expiration of the Exchange Offer, the Depository will transfer our shares to the shareholders of the Affinity Companies, and deliver the shares of the Affinity Companies to us. If the shares tendered do not meet the requirements set forth below, then the Depository will promptly return the shares to the tendering shareholders. Once shares have been tendered, the tendering shareholders shall remain the owners of the shares until the expiration of the Exchange Offer, and will retain all rights to the shares, except the right to sell, transfer or otherwise dispose of the shares during the pendency of the Exchange Offer.


1. BASIC TERMS OF THE OFFER

         The following terms and conditions apply to our Exchange Offer:

/solid diamond/ We will accept for exchange any combination of the shares of the Affinity Companies' stock that is equivalent in value to $25 Million, as calculated according to the exchange formula.

/solid diamond/ We will not accept any shares of the Affinity
                Companies' stock if the amount accepted would exceed 1.9% of the issued and outstanding shares of stock of any such company.

/solid diamond/ We will not accept any shares for exchange if the total value of the shares tendered on the Expiration Date do not equal at least $2 Million, as calculated according to the exchange formula.

/solid diamond/ We will not accept any shares for exchange if they are tendered by a shareholder who is a resident of a state where the offer is not permitted by state law. See Section 7 below for state details.

/solid diamond/ This offer is being made on a "first come, first exchange basis."

/solid diamond/ We will only accept shares from stockholders of the
                Affinity Companies who have consented to electronic delivery of this prospectus.


         The term "exchange formula" means the following: we will multiply the number of shares tendered by each shareholder of an Affinity Company by the average closing price per share of their stock ten business days prior to the expiration date. We will then exchange those shares for an equal value of our shares, at the rate of $12.50 per share for our shares. The price of our shares has been arbitrarily determined by us, and our shares are not presently publicly traded.

         The term "expiration date" means 8:00 p.m., New York City Time, on _____________, 2000.

         The term "first come, first exchange basis" means that if the value of the shares tendered exceeds $20 million, we will only accept for exchange the first $20 million of shares that have been tendered and will promptly return the shares that exceed this amount. In the event that more than $20 million in shares is tendered, we will not prorate the offering among all persons who tender.

We will not extend the offer, waive material conditions or amend the offer without filing a post-effective amendment that is declared effective, which would commence a new offering. Any shares tendered prior to the filing of any post effective amendment as described above would be returned before the commencement of the new offering.


As used in this offer to exchange, "business day" means any day other than a Saturday, Sunday or a U.S. federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, Eastern Standard Time.


We expressly reserve the right to terminate the offer and not to accept for exchange any shares not previously accepted for exchange, if any condition to the offer is not satisfied, by giving oral or written notice of such termination to the depository.

2. ACCEPTANCE FOR EXCHANGE AND EXCHANGE FOR SHARES

For a stockholder to validly tender shares pursuant to the offer, either

(a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (in connection with book-entry transfer of shares of common stock) and any other required documents, must be received by the depositary at one of its addresses set forth herein prior to the expiration date and, either

(i) Certificates for tendered shares must be received by the depositary at one of such addresses prior to the expiration date, or

(ii) Shares must be delivered pursuant to the procedures for book-entry transfer set forth below in Section 3 and a book-entry confirmation must be received by the depositary on or prior to the expiration date;

Or

(b) The tendering stockholder must comply with the guaranteed delivery procedures set forth herein and in Section 3 below.

         The term "Agent's Message" means a message transmitted by a book-entry transfer facility to, and received by, the depositary and forming a part of a book-entry confirmation, which states that such book-entry transfer facility has received an express acknowledgment from the participant in such book-entry transfer facility transferring the shares which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that offeror may enforce such agreement against such participant.

         We will be deemed to have accepted for exchange, and thereby exchanged, shares validly deposited with the depositary when we give oral or written notice to the depositary of our acceptance. In all cases, exchange for shares pursuant to the offer will be made by deposit of our common stock with the depositary. The depositary will act as agent for exchanging stockholders for the purpose of receiving common stock from us and transmitting common stock to exchanging stockholders whose shares have been accepted by us.


         If any deposited shares are not exchanged for any reason or if certificates are submitted for more shares than are exchanged, certificates for such shares not exchanged will be returned to the tendering shareholder or ifthey have been received by book-entry transfer, credited to an account maintained at the appropriate book-entry transfer facility as promptly as possible following the expiration, termination or withdrawal of the Exchange Offer.


3. PROCEDURE FOR EXCHANGING SHARES


         BOOK-ENTRY TRANSFER. The depositary will make a request to establish an account with respect to the Shares at The Depository Trust Company for purposes of the offer.

         Any financial institution that is a participant in a book-entry transfer facility's system may make book-entry delivery of shares by causing a book-entry transfer facility to transfer such shares into the depositary's account at such book-entry transfer facility in accordance with that facility's procedure for such transfer. Although delivery of shares may be effected through book-entry transfer into the depositary's account at a book-entry transfer facility, however, an Agent's Message in connection with a book-entry transfer and any other required documents, must, in any case, be transmitted to, and received by, the depositary at its address set forth in this offer to exchange on or prior to the expiration date.

         The confirmation of a book-entry transfer of shares into the depositary's account at a book-entry transfer facility as described above is known as a "Book-Entry Confirmation."


         SIGNATURE GUARANTEES. Signatures on all Letters of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agent's Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution," as such term is defined in Rule 17Ad-15 under the Exchange Act, each of the foregoing constituting an "Eligible Institution", unless the shares are deposited:


(i) by a registered holder (which term, for purposes of this Section, includes any participant in any of the book-entry transfer facilities' systems whose name appears on a security position listing as the owner of the shares) of shares who has not completed either the box labeled "Special Delivery Instructions" or the box labeled "Special Payment Instructions" on the Letter of Transmittal or

(ii) for the account of an eligible institution. See Instruction 1 contained in the Letter of Transmittal. If the certificates representing shares are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if exchange is to be made or certificates for shares not accepted for exchange are to be issued to a person other than the registered holder, then the certificates representing shares must be endorsed or accompanied by appropriate stock powers, in each case signed exactly as the name or names of the registered holder or holders appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above and as provided in the Letter of Transmittal. See Instructions 1 and 5 contained in the Letter of Transmittal.



GUARANTEED DELIVERY. If a stockholder desires to tender securities and the certificates are not immediately available or the procedures for book entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the depositary prior to the expiration date, such tender may be made if all the following conditions are met:


(i)  Such tender is made by or through an eligible institution;

(ii) A properly completed and executed Notice of Guaranteed Delivery, substantially in the form provided by us is received by the depositary, prior to the expiration date.

(iii) The certificates for all tendered shares of common stock, in proper form for transfer, or a book-entry confirmation, together with a properly completed and executed Letter of Transmittal, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.

The Notice of Guaranteed Delivery may be delivered by hand to the depositary or transmitted by telegram, facsimile transmission or mailed to the depositary and must include the guarantee by and eligible institution in the form set forth in such Notice of Guaranteed Delivery.


         BACKUP WITHHOLDING. In order to avoid "backup withholding" of U.S. Federal Income Tax on any gain pursuant to the offer, a stockholder surrendering shares in the offer must, unless an exemption applies, provide the depositary with such stockholder's correct taxpayer identification number ("TIN") on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such stockholder is not subject to backup withholding.


If a stockholder does not provide such stockholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on such stockholder and payment of cash to such stockholder pursuant to the offer may be subject to backup withholding of 31%.

All stockholders surrendering shares pursuant to the offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the offeror and the depositary). Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding.

Noncorporate foreign stockholders should complete and sign the main signature form and a Form W-8 (Certificate of Foreign Status), a copy of which may be obtained from the depositary, in order to avoid backup withholding. See Instruction 10 to the Letter of Transmittal.


         DETERMINATION OF VALIDITY.


o All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for any exchange of shares pursuant to any of the procedures described above will be determined by us, which determination shall be final and binding on all parties.

o We reserve the absolute right to reject any or all deposited shares that are determined by us not to be in proper form or the acceptance of or exchange for which, in our opinion, may be unlawful.

o We also reserve the absolute right to waive any defect or irregularity in any exchange of shares.


o Our interpretation of the terms and conditions of the offer including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties.

o No exchange of shares will be deemed to have been validly made until all defects and irregularities have been cured or waived.

o None of offeror, the depositary, or any other person will be under any duty to give notification of any defects or irregularities in exchanges or incur any liability for failure to give any such notification.

         APPOINTMENT AS PROXY. By executing a Letter of Transmittal, (or agreeing to be bound by its terms through an Agent's Message) an exchanging stockholder irrevocably appoints designees of offeror as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the shares deposited by such stockholder and accepted for exchange by us.


All such powers of attorney and proxies shall be considered coupled with an interest in the deposited shares. Such powers of attorney and proxies shall be irrevocable and shall be effective when, and only to the extent that, offeror accepts such shares for exchange.

Upon such acceptance for exchange, all prior powers of attorney and proxies given by such stockholder with respect to such shares will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such stockholder. If any are given, will not be deemed effective.

The designees of offeror will be empowered to exercise all voting and other rights of such stockholder with respect to such shares as they in their sole discretion may deem proper, including, without limitation, in respect of any annual or special meeting of the Company's stockholders, or any adjournment or postponement thereof, or in connection with any action by written consent in lieu of any such meeting or otherwise.

4. WITHDRAWAL RIGHTS

o Exchanges of shares pursuant to the offer are irrevocable.


o Shares deposited pursuant to the offer may not be withdrawn at any time prior to the expiration date, which means that once you have tendered your shares, you cannot withdraw them. Once tendered, you shares will either be exchanged for our shares, or will be returned to you upon expiration or termination of the Exchange Offer.

o If we extend the offer, or are delayed in our exchange for shares, then, deposited shares will be returned to the tendering shareholders by the depositary.


5. CERTAIN FEES AND EXPENSES

We have retained Wilmington Trust Company to act as the depositary in connection with the offer. The depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the U.S. federal securities laws.

         We will not pay any fees or commissions to any broker or dealer or other person for soliciting exchanges of shares pursuant to the offer.

6. CERTAIN CONDITIONS OF THE OFFER


         The Exchange Offer is subject to the registration statement and any amendment to the registration statement covering our common stock being effective under the Securities Act of 1933. The Exchange Offer is also subject to the other conditions set forth in this section, Terms of the Exchange Offer.

If at any time prior to the acceptance for payment of shares, any of the following events shall occur we shall have the right to terminate the exchange Offer and the deposited shares will be promptly returned to the shareholders:


         (a) there shall have been any action taken, or any statute, rule, regulation, judgment, order or injunction, promulgated, enacted, entered, enforced or deemed applicable to the offer, that would or is reasonably likely to:

             (i) Make the acceptance for exchange of, or exchange of some or all of the shares pursuant to the offer illegal, or otherwise restrict or prohibit or make materially more costly the consummation of the offer,

             (ii) Result in a significant delay in or restrict our ability to accept for exchange some or all of the shares pursuant to the offer,

             (iii) Render us unable to accept for exchange some or all of the shares pursuant to the offer,

             (iv) Impose material limitations on our ability to acquire or hold, transfer or dispose of, or effectively to exercise all rights of ownership of, some or all of the shares including the right to vote the shares exchanged by it pursuant to the offer on all matters properly presented to the stockholders of the Affinity Companies,

             (v) Otherwise materially adversely affect us, or the value of the shares or otherwise make consummation of the offer, unduly burdensome;

         (b) There shall have been threatened, instituted or pending any action, proceeding or counterclaim by or before any governmental, administrative or regulatory agency or instrumentality or before any court, arbitration tribunal or any other tribunal, domestic or foreign, challenging the making of the offer or the acquisition by us of the shares pursuant to the offer or seeking to obtain any material damages, or seeking to, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

         (c) There shall have occurred:

             (i) For a period of more than one full trading day any general suspension of, or limitation on prices for, trading in securities on any national securities exchange or in the over-the-counter market in the United States,

             (ii) The declaration of any banking moratorium or any suspension of payments in respect of banks or any limitation (whether or not mandatory) on the extension of credit by lending institutions in the United States,

             (iii) The commencement of a war, armed hostilities or any other international or national calamity involving the United States, or

             (iv) A material adverse change in the United States currency exchange rates or a suspension of, or limitation on, the markets therefor;

         (d) There shall have occurred any change, condition, event or development in the business, condition (financial or otherwise), assets, liabilities, results of operations or prospects of the Affinity

Companies or any of their subsidiaries that is, or is reasonably likely to be, materially adverse to the them taken as a whole or that materially impairs, or is reasonably likely to materially impair the ability of the parties to consummate the offer; which, in the sole judgment of offeror, in any case, and regardless of the circumstances giving rise to any such condition, makes it inadvisable to proceed with the offer or with acceptance for exchange or exchange for shares.

The foregoing conditions are for our sole benefit and may be asserted regardless of the circumstances or waived by us in whole or in part at any time or from time to time in our discretion.

         Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time. Any determination by us concerning the events described above will be final and binding on all parties.


Although we are exempt from most of Section 14 of the Securities Exchange Act of 1934 which governs tender offers, we are required to remain in compliance with
Section 14(e) which contains certain provisions that apply generally to all tender offers. For example, Rule 14e-1 requires that all tender offers must be open for at least 20 business days. Since we have set the term of the Exchange Offer to exceed the minimum time frame in the rules, we are in compliance with such minimum requirements. In some cases, there may be inconsistencies between the Section 14(e) rules and other requirements of the federal securities laws. In the event of such conflict, we will remain in compliance with the applicable provisions of the federal securities laws to which we are subject.


7. CERTAIN LEGAL MATTERS

         We will only accept shares for exchange from shareholders of the Affinity Companies who are residents of the following states: Alaska, Arizona, Arkansas, Colorado, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Kansas, Kentucky, Maine, Massachusetts, Minnesota, Missouri, Montana, Nebraska, Nevada, New Mexico, New York, North Carolina, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Vermont, and West Virginia. We will also accept shares from shareholders who are not residents of the United States.

         We are not permitted to accept shares for exchange from shareholders who are residents of Alabama, California, Connecticut, Iowa, Louisiana, Maryland, Michigan, Mississippi, New Hampshire, New Jersey, North Dakota, Pennsylvania, South Dakota, Tennessee, Utah, Virginia, Washington, Wisconsin, and Wyoming.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES
                              OF THE EXCHANGE OFFER

         The following is a summary of the principal U.S. Federal Income Tax Consequences of the offer to holders whose shares are exchanged pursuant to the offer. The discussion applies only to holders of shares in whose hands shares are capital assets, and may not apply to shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to holders of shares who are not citizens or residents of the United States.

         The U.S. Federal Income Tax consequences set forth below are included for general informational purposes only and are based upon present law. Because individual circumstances may differ, each holder of shares should consult such holder's own tax advisor to determine the applicability of the rules discussed below to such stockholder and the particular tax effects of the offer including the application and effect of state, local and other tax laws.

         The receipt of the common stock will be a taxable transaction for U.S. Federal Income Tax purposes and also may be a taxable transaction under applicable state, local and other income tax laws. In general, for U.S. Federal Income Tax purposes, a holder of shares will recognize gain or loss equal to the difference between such holder's adjusted tax basis in the shares exchanged pursuant to the offer and the value of the common stock received therefor. Gain or loss must be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) sold pursuant to the offer. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the date of sale the shares were held for more than one year.

         Payments in connection with the offer may be subject to backup withholding at a 31% rate. Backup withholding generally applies if the stockholder:

(a) fails to furnish such stockholder's social security number or TIN,

(b) furnishes an incorrect TIN,

(c) fails properly to report interest or dividends or

(d) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN provided is such stockholder's correct number and that such stockholder is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax.

Certain persons generally are exempt from backup withholding, including corporations and financial institutions. Certain penalties apply for failure to furnish correct information and for failure to include the reportable payments in income. Each stockholder should consult with such stockholder's own tax advisor as to such stockholder's qualification for exemption from withholding and the procedure for obtaining such exemption.

                          TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for the Common Stock is Florida Atlantic Stock Transfer Inc.

                                  LEGAL MATTERS

The legality of the Common Stock being offered hereby will be passed upon for the Company by Hackney & Miller, P.A., Admiralty Office Tower Two, 4400 PGA Boulevard, Suite 505, Palm Beach Gardens, FL 33410.

                              AVAILABLE INFORMATION

The Company will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports, proxy and information statements and other information with the SEC. Such reports, proxy and information statements and other information filed by the Company with the SEC can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549, as well as at the following SEC Regional Offices: Seven World Trade Center, New York, NY 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Room 1024, Judiciary Plaza, 450 Fifth Street, NW, Washington, DC, 20549.

The Company has filed the Registration Statement under the Securities Act covering the securities described herein. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. For further information, reference is hereby made to the Registration Statement and the exhibits thereto, which may be inspected without charge at the office of the SEC at 450 Fifth Street, NW, Washington, DC, 20549, and copies of which may be obtained from the SEC at prescribed rates.


The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the SEC. The address of such site is HTTP://WWW.SEC.GOV.

                                    INDEX TO

                              FINANCIAL STATEMENTS


Accountants Report.......................................................F-2
Balance Sheets...........................................................F-3
Statements of Income.....................................................F-5
Statements of changes in Stockholders Equity.............................F-6
Statement of Cash Flows..................................................F-7
Independent Auditors Report..............................................F-8
Balance Sheets...........................................................F-9
Statements of Income.....................................................F-11
Statements of Changes in Stockholder Equity..............................F-12
Statements of Cash Flows.................................................F-13
Notes to Financial Statements............................................F-14

                               ACCOUNTANT'S REPORT

To the Board of Directors and Stockholders
MindLoft.Com Incorporated
(Successor to Technology Consultants, Inc.)


We have compiled the accompanying balance sheets of MindLoft.Com Incorporated (successor to Technology Consultants, Inc.) as of December 31, 1999 and 1998 and the related statements of income, changes in stockholders' equity and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants.

A compilation is limited to presenting in the form of financial statements information that is the representation of management. We have not audited or reviewed the accompanying financial statements and, accordingly, do not express an opinion or any other form of assurance on them.

Management has elected to omit substantially all of the disclosures required by generally accepted accounting principles. If the omitted disclosures were included in the financial statements, they might influence the user's conclusions about the Company's financial position, results of operations, and cash flows. Accordingly, these financial statements are not designed for those who are not informed about such matters.

CARR, RIGGS & INGRAM, LLP
Certified Public Accountants

Destin, Florida
January 29, 2000

                           MINDLOFT.COM INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                           1999         1998
                                         --------     --------
ASSETS
Current Assets
   Cash in bank                          $ 57,740     $ 63,053
   Restricted Cash                         42,477           --
   Certificate of deposit                 102,025           --
   Fees receivable                        361,148      133,341

  TOTAL CURRENT ASSETS                    563,390      196,394

Property and equipment
   Machinery and equipment                 34,309        8,536
   Improvements                            11,236           --
   Furniture and fixtures                  11,738        3,386
   Vehicles                                63,966        8,605
                                          121,249       20,527
   Less accumulated depreciation           27,173        8,033

PROPERTY AND EQUIPMENT-NET                 94,076       12,494

Other Assets
   Other Assets                            45,569       34,204
   Software Development                    32,949           --
   Public and Private Offering Costs       77,607           --

TOTAL OTHER ASSETS                        156,125       34,204

TOTAL ASSETS                             $813,591     $243,092



                            SEE ACCOUNTANT'S REPORT.

                           MINDLOFT.COM INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                           BALANCE SHEETS (CONTINUED)
                           DECEMBER 31, 1999 AND 1998

                                                    1999         1998
                                                  --------     --------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Short-term borrowings                          $290,726     $     --
   Current maturities of long-term debt             27,130           --
   Accounts payable and accrued compensation       247,655      117,446
   Income taxes payable                             11,119       12,781
   Other current liabilities                         9,277       10,900

TOTAL CURRENT LIABILITIES                          585,907      141,127

Long-term debt                                      50,093           --

Stockholders' equity
   Preferred Stock, Series A non-voting,
   11% cumulative, 125,000 shares authorized,       32,000           --
   4,000 shares issued at December 31, 1999
   Common stock, Class A voting, .001 par
   value; 300,000,000 shares authorized,
   4,300,000 shares issued and outstanding at
   December 31, 1999                                 4,300       51,000
   Additional paid in capital                      105,259           --
   Retained Earnings                                36,032       50,965

Total Stockholders' equity                         177,591      101,965


TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $813,591     $243,092




                            SEE ACCOUNTANT'S REPORT.

                            MINDLOFT.COM INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                              STATEMENTS OF INCOME
                   SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998

                                                   1999             1998
                                                -----------      -----------
Revenues                                        $ 1,108,088      $   452,796
Cost of revenues                                    660,811          248,882

   Gross profit                                     447,277          203,914

Expenses
   Salaries and benefits                            168,108           44,756
   Other selling, general and
     administrative expenses                        223,254          110,026

      Total Expenses                                391,362          154,782

Operating Income                                     55,915           49,132

Other income (expenses)
   Interest income                                    4,802               14
   Interest expense                                  (3,066)              --

     Total other income (expense)                     1,736               14

   Income before provision for income taxes          57,651           49,146

Provision for income taxes                           16,219           12,781

Net income                                      $    41,432      $    36,365

Net income per common share                     $      0.01      $      0.01


                            SEE ACCOUNTANT'S REPORT.

                            MINDLOFT.COM INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                   STATEMENTS CHANGES IN STOCKHOLDERS' EQUITY
                   SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998

                                                                              ADDITIONAL
                                                PREFERRED       COMMON          PAID-IN       RETAINED
                                                  STOCK          STOCK          CAPITAL       EARNINGS       TOTAL
                                                ---------       ------        ----------      --------       -----
TECHNOLOGY CONSULTANTS, INC.

Balance, June 30, 1998                           $    --        $51,000         $     --       $14,600      $ 65,600

Net income for period                                 --             --               --        36,365        36,365

Balance, December 31, 1998                       $    --        $51,000         $     --       $50,965      $101,965

MINDLOFT.COM INCORPORATED

Balance, June 30, 1999                           $    --        $    --         $     --       $    --      $     --

Issuance of 4,300,000 shares of common
  stock for outstanding voting stock of
  subsidiaries                                        --          4,300          105,259            --       109,559

Issuance of 4,000 shares of preferred stock       32,000             --               --                      32,000

Dividend paid on preferred stock                      --             --               --        (5,400)       (5,400)

Net income for period                                 --             --               --        41,432        41,432

Balance, December 31, 1999                       $32,000        $ 4,300         $105,259       $36,032      $177,591


                            SEE ACCOUNTANT'S REPORT.

                            MINDLOFT.COM INCORPORATED
                   (SUCCESSOR TO TECHNOLOGY CONSULTANTS, INC.)
                            STATEMENTS OF CASH FLOWS
                   SIX MONTHS ENDED DECEMBER 31, 1999 AND 1998

                                                           1999           1998
                                                         ---------      ---------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                            $  41,432      $  36,365
   Adjustments to reconcile net income to
     Net cash provided by operating activities:
        Depreciation                                         9,628          1,267
        (Increase)/decrease in:
          Fees receivable                                  (86,877)      (110,941)
          Other assets                                     (39,230)       (34,204)
          Increase/(decrease) in:
          Accounts payable and accrued compensation          7,383        107,369
          Income taxes payable                               2,029         11,985
          Other current liabilities                         (1,623)         4,183

   Net cash provided by operating activities               (67,258)        16,024

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of certificate of deposit                     (102,025)            --
   Maturity of certificate of deposit                      100,000             --
   Purchase of property and equipment                      (58,287)        (4,862)
   Deposits to restricted cash                              (9,448)            --

   Net cash provided by investing activities               (69,760)        (4,862)

CASH FLOWS FROM FINANCING ACTIVITIES
   Payments on long-term debt                               (9,238)            --
   Purchase of subsidiary treasury stock                   (28,543)            --
   Issuance of preferred stock                              32,000             --
   Dividends paid on preferred stock                        (5,400)            --
   Public and private offering costs                       (77,607)            --
   Net short-term borrowings                               130,766             --

   Net cash provided by financing activities                41,978             --

Net increase (decrease) in cash                            (95,040)        11,162

Cash, beginning of period                                  152,780         51,891

Cash, end of period                                      $  57,740      $  63,053

                            SEE ACCOUNTANT'S REPORT

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Technology Consultants, Inc

We have audited the accompanying balance sheets of Technology Consultants, Inc. as of June 30, 1999, 1998 and 1997, and the related statements of income, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Technology Consultants, Inc. as of June 30, 1999, 1998 and 1997, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

CARR, RIGGS & INGRAM, LLP
Certified Public Accountants

Destin, Florida
December 1, 1999

                          TECHNOLOGY CONSULTANTS, INC.
                                 BALANCE SHEETS
                          JUNE 30, 1999, 1998 AND 1997

                                       1999         1998         1997
                                     ----------------------------------
ASSETS
Current Assets
   Cash in bank                      $152,780     $ 51,891     $  1,262
   Restricted cash                     33,029           --           --
   Certificate of deposit             100,000           --           --
   Fees receivable                    274,271       22,400           --
                                     ----------------------------------

     Total current assets             560,080       74,291        1,262

Property and equipment
   Machinery and equipment             21,592        7,060        3,250
   Furniture and fixtures               8,778           --           --
   Vehicles                            32,592        8,605           --
                                     ----------------------------------
                                       62,962       15,665        3,250

   Less accumulated depreciation       17,545        6,766          464
                                     ----------------------------------

                                       45,417        8,899        2,786

Other assets                           39,288           --       14,641
                                     ----------------------------------

Total assets                         $644,785     $ 83,190     $ 18,689
                                     ==================================


                             SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                           BALANCE SHEETS (CONTINUED)
                          JUNE 30, 1999, 1998 AND 1997

                                                      1999         1998        1997
                                                    ----------------------------------
LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
   Short-term borrowings                            $159,960     $     --     $     --
   Current maturities of long-term debt                4,894           --           --
   Accounts payable                                   38,280       10,077        5,210
   Accrued compensation                              201,992           --           --
   Income taxes payable                                9,090          796        1,567
   Other current liabilities                          10,900        6,717           --
                                                    ----------------------------------

     Total current liabilities                       425,116       17,590        6,777

Long-term debt, less current maturities                8,713           --           --

Stockholders' equity
   Common stock, Class A voting, no par
    value; 10,000,000 shares authorized,
    6,593,407; 6,315,790; and 6,000,000
    shares issued and outstanding at June 30,
    1999, 1998 and 1997, respectively                 91,000       51,000        1,000
   Common stock, Class B non-voting, $5 par
    value; 2,000,000 shares authorized, 12,000
    shares issued and outstanding at June 30, 1999    60,000           --           --
   Preferred stock, Class A, non-voting, $5 par
    value; 8% cumulative; 1,000,000 shares
    authorized, none issued and outstanding               --           --           --
   Retained earnings                                  59,956       14,600       10,912
                                                    ----------------------------------

   Total stockholders' equity                        210,956       65,600       11,912
                                                    ----------------------------------

TOTAL LIABILITIES AND STOCKHOLDERS'
   EQUITY                                           $644,785     $ 83,190     $ 18,689
                                                    ==================================

                             SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                              STATEMENTS OF INCOME
                    YEARS ENDED JUNE 30, 1999, 1998 AND 1997

                                                 1999             1998            1997
                                             ---------------------------------------------
Revenues                                     $ 1,677,733      $   301,618      $    33,000

Cost of revenues                                 992,119          169,433               --
                                             ---------------------------------------------

   Gross profit                                  685,614          132,185           33,000

Expenses
   Salaries and benefits                         333,032           51,488               --
   Other selling, general and
    administrative expenses                      289,580           74,156           20,601
                                             ---------------------------------------------

      Total expenses                             622,612          125,644           20,601
                                             ---------------------------------------------

Operating income                                  63,002            6,541           12,399

Other income (expenses)
   Interest income                                 1,651               --              405
   Interest expense                               (7,651)          (2,057)            (325)
                                             ---------------------------------------------

   Total other income (expense)                  (6,000)          (2,057)              80
                                             ---------------------------------------------

Income before provision for income taxes          57,002            4,484           12,479

Income tax expense                                 9,846              796            1,567
                                             ---------------------------------------------

Net income                                   $    47,156      $     3,688      $    10,912
                                             =============================================

Net income per common share                  $      0.01      $        --      $        --
                                             =============================================

                             SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    YEARS ENDED JUNE 30, 1999, 1998 AND 1997

                                         CLASS A           CLASS B           CLASS A         RETAINED
                                         COMMON            COMMON           PREFERED         EARNINGS        TOTAL
                                        --------------------------------------------------------------------------
Issuance of 6,000,000 shares
   of Class A common stock              $    1,000        $      --        $       --    $       --     $    1,000

Net income                                      --               --                --        10,912         10,912
                                        --------------------------------------------------------------------------

Balance, June 30, 1997                       1,000               --                --        10,912         11,912

Issuance of 315,790 shares
 of Class A common stock                    50,000               --                --            --         50,000

Net income                                      --               --                --         3,688          3,688
                                        --------------------------------------------------------------------------

Balance, June 30, 1998                      51,000               --                --        14,600         65,600

Issuance of 277,617 shares
   of Class A common stock                  40,000               --                --            --         40,000

Issuance of 12,000 shares of
   Class B common stock                         --           60,000                --            --         60,000

Dividends paid on Class B
   common shares                                --               --                --        (1,800)        (1,800)

Net income                                      --               --                --        47,156         47,156
                                        --------------------------------------------------------------------------

Balance, June 30, 1999                  $   91,000        $  60,000        $       --    $   59,956     $  210,956
                                        ==========================================================================



                             SEE ACCOMPANYING NOTES.

                          TECHNOLOGY CONSULTANTS, INC.
                            STATEMENTS OF CASH FLOWS
                    YEARS ENDED JUNE 30, 1999, 1998 AND 1997

                                                                   1999             1998               1997
                                                              ---------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                 $    47,156       $    3,688       $    10,912
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation                                                10,779            6,302               464
       Bad debt expense                                            12,566               --                --
     (Increase) decrease in:
       Fees receivable                                           (264,437)         (22,400)               --
       Other assets                                               (39,288)          14,641           (14,641)
     Increase (decrease) in:
       Accounts payable                                            28,203            4,867             5,210
       Accrued compensation                                       201,992               --                --
       Income taxes payable                                         8,294             (771)            1,567
       Other current liabilities                                    4,183            6,717                 -
                                                              ----------------------------------------------

   NET CASH PROVIDED BY OPERATING
     ACTIVITIES                                                     9,448           13,044             3,512

CASH FLOWS FROM (USED IN) INVESTING
 ACTIVITIES
   Purchase of property and equipment                             (47,297)         (12,415)           (3,250)
   Purchase of certificate of deposit                            (100,000)              --                --
   Deposits to restricted cash                                    (33,029)              --                --
                                                              ----------------------------------------------

   NET CASH PROVIDED BY FINANCING
     ACTIVITIES                                                  (180,326)         (12,415)           (3,250)

CASH FLOWS FROM (USED IN) FINANCING
 ACTIVITIES
   Borrowings on long-term debt                                    15,500               --                --
   Payments on long-term debt                                      (1,893)              --                --
   Net short-term borrowings                                      159,960               --                --
   Common stock issued                                            100,000           50,000             1,000
   Dividends paid                                                  (1,800)              --                --
                                                              ----------------------------------------------

   NET CASH PROVIDED BY FINANCING
   ACTIVITIES                                                     271,767           50,000             1,000
                                                              ----------------------------------------------

NET INCREASE IN CASH                                              100,889           50,629             1,262
CASH, BEGINNING OF YEAR                                            51,891            1,262                --
                                                              ----------------------------------------------
CASH, END OF YEAR                                             $   152,780       $   51,891       $     1,262
                                                              ==============================================

                                     -F-13-

                          TECHNOLOGY CONSULTANTS, INC.
                          NOTES TO FINANCIAL STATEMENTS
                          JUNE 30, 1999, 1998 AND 1997

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Technology Consultants, Inc., (the "Company") was incorporated in December 1996 for the purpose of satisfying a worldwide need for skilled and experienced computer professionals with an extensive knowledge of J.D. Edwards software. Operations of the Company have centered around specializing in the placement of skilled computer professionals with end users as well as hiring qualified individuals to provide contracted services to the Company's clientele. The Company was based in Dallas, Texas until August 1, 1998 when operations were moved to Fort Walton Beach, Florida.

Effective October 25, 1999, the Company changed its name to Mindloft Consulting, Incorporated.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Additions, renewals and betterments are capitalized whereas costs for maintenance and repairs are charged to expense. Depreciation is provided using accelerated methods over the following estimated useful lives:

                                             YEARS
                                             -----
                  Machinery and equipment      7
                  Furniture and fixtures       7
                  Vehicles                     5

CASH FLOWS

For purposes of the Statement of Cash Flows, the Company considers all instruments with original maturities of 90 days or less to be cash equivalents. Cash paid for interest totaled $7,651, $2,057 and $325 for the years ended June 30, 1999, 1998 and 1997, respectively. Cash paid for income taxes totaled $1,552 and $1,567 for the years ended June 30, 1999 and 1998, respectively.

Cash accounts are maintained at banks in the Fort Walton Beach, Florida area. At times, cash balances may be in excess of FDIC insurance limits.

INCOME TAXES

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of certain assets and liabilities for financial and tax reporting. Deferred taxes represent future tax return consequences of these differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred income tax amounts are not significant.

BUSINESS SEGMENTS

The Company operates primarily in the computer consulting and placement business and considers this its only business segment

REVENUES

Revenues are recognized on the accrual basis of accounting as services are performed. It is the Company's policy to guarantee individuals placed with customers for a period of time after placement. No significant refunds of fees earned have been incurred as a result of these guarantees.

ADVERTISING

Advertising costs are expensed as incurred. Advertising expenses for the years ended June 30, 1999 and 1998 were $22,434 and $1,751, respectively. There were no advertising expenses for the year ended June 30, 1997.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

NOTE 2 - LINE OF CREDIT

In May 1999, the Company obtained a $100,000 line of credit through a bank that matures on November 6, 1999. Borrowings under the agreement bear interest at 5.02% and are secured by the Company's $100,000 certificate of deposit that matures on the same date as the line of credit. This line of credit was unused at June 30, 1999.

NOTE 3 - FINANCING AGREEMENT

During 1999, the Company entered into a financing agreement with a local bank whereby the bank purchases approved accounts receivable of the Company. Receivables are purchased by the bank for 97.85% of the face value of the invoiced amounts. Additionally, the Company is required to maintain a cash reserve at the bank at an amount up to 10% of the outstanding receivable balance.

At June 30, 1999, this reserve balance was reflected as Restricted Cash in the accompanying Balance Sheet.

The bank has the option to require the Company to repurchase any receivable balances not collected within 90 days of the original date invoiced, however, no required repurchases have taken place under this agreement. Therefore, the Company reports all receivable balances on its Balance Sheet at their original invoiced amount as Accounts Receivable, and the amounts received from the bank under this arrangement as Short-Term Borrowings. Total amounts borrowed under this agreement at June 30, 1999 were $159,960.

NOTE 4 - LONG TERM DEBT

Long term debt at June 30 consisted of the following:

                                        1999             1998        1997
                                     -------------------------------------
Note payable to bank,
interest at prime plus 1.5%
(9.25% at June 30, 1999),
due $496 monthly including
interest through January, 2002;
secured by a vehicle with
an original cost of $23,988          $ 13,607               --          --
Less current maturities                 4,894               --          --
                                     -------------------------------------
                                     $  8,713               --          --
                                     =====================================

Maturities of long term debt for years subsequent to June 30, 1999 are as follows:

                         June 30, 2000               $  4,894
                         June 30, 2001                  5,367
                         June 30, 2002                  3,346


NOTE 5 - COMMON STOCK

The Company has the authority to issue three classes of shares, Class A Voting Common, Class B Non-Voting Common, and Class A Preferred. Class B Non-Voting Common and Class A Preferred shares are redeemable by the Company at par value. Additionally, holders of these two classes of stock have the right to convert their shares to Class A Voting Common shares on a 1 to 1 ratio at any time upon written notice to the Company. The Class A Preferred shares are non-voting.

The Company's Class A Voting Common shareholders are parties to a Stockholders Agreement which among other things, requires a shareholder desiring to sell his or her shares to offer them to the other shareholders, or the Company before selling to an outside party. The Agreement also requires shareholders who are employed by the Company to offer their shares, upon termination of employment, to the other shareholders, or the Company at a price based on the net equity of the Company, or at a price based on a multiple of annualized current earnings, whichever is greater.

NOTE 6 - INCOME TAXES

Income tax expense consists of the following:

                                   1999         1998            1997
                                --------------------------------------

Current tax payable:
  Federal                       $  7,246     $    796         $  1,567
  State                            2,600           --               --
                                --------------------------------------

                                   9,846          796            1,567
Deferred                              --           --               --
                                --------------------------------------

Total income tax expense        $  9,846     $    796         $  1,567
                                ======================================

The following is a reconciliation of income tax expense to the amount of income taxes that would result by applying the statutory federal income tax rate to income before income taxes:

                                    1999         1998             1997
                                 --------------------------------------

Tax expense at statutory rate    $ 19,381      $ 1,525         $  1,872
State income taxes                  2,600           --               --
Effect of lower tax brackets
and other                         (12,135)        (729)            (305)
                                 --------------------------------------
Income tax expense               $  9,846     $    796         $  1,567
                                 ======================================


Deferred income tax amounts were not significant at June 30, 1999, 1998 and 1997.

NOTE 7 - EMPLOYEE BENEFIT PLAN

The Company sponsors a defined contribution, 401(k) profit sharing plan that became active on December 1, 1998. The plan is open to all employees over age
21. Participants may defer up to 12% of eligible compensation and the Company will match 50% of the employee's deferral up to 6%. The Company may also make discretionary contributions to the plan. Participants become fully vested in Company matching contributions after six years of credited service. Company contributions to the plan totaled $5,419 for the year ended June 30, 1999.

NOTE 8 - COMMITMENTS

The Company leases office equipment under various operating lease agreements that have initial or remaining non-cancelable terms in excess of one year. Future minimum rental payments required under these agreements are as follows:

                  Year ended
                  ----------
                  June 30, 2000       $22,447
                  June 30, 2001        22,447
                  June 30, 2002        11,321

Total rent expense for the year ended June 30, 1999 was $40,687. Rent expense for the years ended June 30, 1998 and 1997 was not significant.

NOTE 9 - CONCENTRATIONS

The Company's services through June 30, 1999 have centered on customers and clientele who use J.D. Edwards based systems and products. Those services include the placement of individuals, and the employment of individuals with specialized skills in the J.D. Edwards arena. Subsequent to June 30, 1999, the Company entered into the planning phases to expand its business outside the J.D. Edwards-based market.

At June 30, 1999 sales to individual customers that were 10% or more of total revenues consisted of two customers with individual sales of $714,850 and $320,939, respectively. At June 30, 1998 sales to individual customers that were 10% or more of total revenues consisted of one customer with sales of $184,494. At June 30, 1997 sales to individual customers that were 10% or more of total revenues consisted of two customers with individual sales of $27,000 and $6,000, respectively.




NOTE 10 - SUBSEQUENT EVENTS


In July 1999, the Company repurchased 593,407 shares of its Class A common stock from a minority shareholder for a total consideration of $95,144. Of the total consideration, 30% was paid in cash in August 1999, and the remainder will be paid in equal annual installments, without interest, in July 2000, 2001 and 2002. In October 1999, the Company changed its name to MindLoft Consulting, Incorporated. Following the name change, the remaining holder of Class A common shares exchanged 100% of those shares for 100% of the outstanding shares of MindLoft.Com Technology Corporation.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THAT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

 20,000,000

                            MINDLOFT.COM INCORPORATED

                                  COMMON STOCK

                                   PROSPECTUS

                                    ___, 2000

                                   APPENDIX A


                              LETTER OF TRANSMITTAL
       To Exchange Shares of Common Stock of UNUMProvident Corporation and
                            Winn-Dixie Stores, Inc.
                       Pursuant to the Prospectus Dated by
                            MindLoft.Com Incorporated


                      THE OFFER WILL EXPIRE AT 8:00 PM, NEW
                YORK CITY TIME, ON ___________, __________, 2000
                          UNLESS THE OFFER IS EXTENDED.

                        The Depository For The Offer is:

                            Wilmington Trust Company
                               Rodney Square North
                            1100 North Market Street
                            Wilmington, DE 19890-0001
                            Telephone: (302) 651-1000

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY. YOU MUST SIGN THIS LETTER OF TRANSMITTAL IN THE APPROPRIATE SPACE THEREFOR PROVIDED BELOW AND COMPLETE THE SUBSTITUTE FORM W-9 SET FORTH BELOW.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.


         This Letter of Transmittal is to be completed by holders of Shares (as defined below) of UNUMProvident Corporation and Winn-Dixie Stores, Inc. (the "Stockholders") if certificates evidencing Shares ("Certificates") are to be forwarded herewith or, unless an Agent's Message (as defined in Instruction 2 below) is utilized, if delivery of Shares is to be made by book-entry transfer to an account maintained by Wilmington Trust Company (the "Depository") at The Depository Trust Company ("DTC") (a "Book-Entry Transfer Facility") pursuant to the procedures set forth in the prospectus under Terms of the Exchange Offer,
Section 3 (as defined below).


DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.
________________________________________________________________________________

DESCRIPTION OF SHARES TENDERED

NAME(S) AND
ADDRESS(ES) OF
REGISTERED HOLDER(S)
(PLEASE FILL IN, IF BLANK,
EXACTLY AS NAME(S)APPEAR
ON CERTIFICATE(S)
                      SHARE             NUMBER OF SHARES         NUMBER
                   CERTIFICATE           REPRESENTED BY         OF SHARES
                   NUMBER(S)(1)         CERTIFICATE(S)(1)       TENDERED(2)

________________   ________________________________________________________
________________   ________________________________________________________

                   Total Shares Tendered:__________________________________

--------------------------------------------------------------------------------
(1) Need not be completed by holders of Shares delivering Shares by Book-Entry Transfer.

(2) Unless otherwise indicated, it will be assumed that all Shares represented by Certificates delivered to the Depositary are being tendered. See Instruction 4.
-------------------------------------------------------------------------------

/ / CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO AN ACCOUNT MAINTAINED BY THE DEPOSITARY WITH A BOOK-ENTRY TRANSFER FACILITY, AND COMPLETE THE FOLLOWING (ONLY PARTICIPANTS IN A BOOK-ENTRY TRANSFER FACILITY MAY DELIVER SHARES BY BOOK-ENTRY TRANSFER).

(N)ame of Tendering Institution:________________________________________________

(C)heck Box of Book-Entry Transfer Facility:

       / / DTC

(A)ccount Number:_______________________________________________________________

(T)ransaction Code Number:______________________________________________________

/ / CHECK HERE IF SHARES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

(N)ame(s) of Registered Holder(s):______________________________________________

(W)indow Ticket Number (if any):________________________________________________

(D)ate of Execution of Notice of Guaranteed Delivery:___________________________

(N)ame of Institution which Guaranteed Delivery:________________________________

(I)f delivered by Book-Entry Transfer, check box of Applicable Book-Entry
Facility:

/ / DTC

(A)ccount Number:_______________________________________________________________

(T)ransaction Code Number:______________________________________________________

                     PLEASE READ THE INSTRUCTIONS SET FORTH
                     IN THIS LETTER OF TRANSMITTAL CAREFULLY

Ladies and Gentlemen:

         The undersigned hereby delivers to MindLoft.Com Incorporated, a Florida corporation ("Offeror") the above-described shares of common stock, (the "Shares"), of ______________________ (the "Company"), in exchange for Offeror's common stock as defined in the Exchange Offer, upon the terms and subject to the conditions set forth in the Exchange Offer dated ________________, 2000 (the "Exchange Offer"), receipt of which is hereby acknowledged, and in this Letter of Transmittal (which together with any amendments or supplements thereto or hereto) constitute the "Offer").


         Subject to, and effective upon, acceptance for exchange of, Shares deposited herewith in accordance with the terms and subject to the conditions of the Offer, the undersigned hereby sells, assigns and transfers to, or upon the order of, Offeror all right, title and interest in and to all of the Shares that are being deposited hereby and any and all other Shares or other securities issued or issuable in respect of such Shares on or after _________________, 2000, and irrevocably constitutes and appoints the Depositary the true and lawful agent and attorney-in-fact of the undersigned with respect to such Shares, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to (i) deliver Certificates evidencing such Shares, or transfer ownership of such Shares (and any Distributions) on the account books maintained by a Book-Entry Transfer Facility together, in any such case, with all accompanying evidences of transfer and authenticity to, or upon the order of, Offeror, upon receipt by the Depositary as the undersigned's agent, of the common stock, (ii) present such Shares (and any Distributions) for transfer on the books of the Company and (iii) receive all benefits and otherwise exercise all rights of beneficial ownership of such Shares (and any Distributions), all in accordance with the terms and subject to the conditions of the Offer.


         The undersigned hereby irrevocably appoints Malcolm Roy in his capacity as an officer of the Offeror, and any individual who shall thereafter succeed to such office of Offeror, and each of them, as the attorney-in-fact and proxy of the undersigned, each with full power of substitution, to the full extent of the undersigned's rights with respect to all Shares deposited hereby and accepted for exchange by Offeror including, without limitation, the right to vote such Shares in such manner as each such attorney and proxy or his substitute shall, in his or her sole discretion, deem proper. All such powers of attorney and proxies, being deemed to be irrevocable, shall be considered coupled with an interest in the Shares deposited herewith. Such appointment will be effective when, and only to the extent that, Offeror accepts such Shares for exchange. Upon such acceptance for exchange, all prior powers of attorney and proxies given by the undersigned with respect to such Shareswill be revoked, without further action, and no subsequent powers of attorneys and proxies may be given with respect thereto (and, if given, will be deemed ineffective). The designees of Offeror will, with respect to the Shares (and any Distributions) for which such appointment is effective, be empowered to exercise all voting and other rights of the undersigned with respect to such Shares (and any Distributions) as they in their sole discretion may deem proper. Offeror reserves the absolute right to require that, in order for Shares to be deemed validly tendered, immediately upon the acceptance for exchange of such Shares, Offeror or its designees are able to exercise full voting rights with respect to such Shares (and any Distributions).

         All authority conferred or agreed to be conferred in this Letter of Transmittal shall be binding upon the successors, assigns, heirs, executors, administrators and legal representatives of the undersigned and shall not be affected by, and shall survive, the death or incapacity of the undersigned. Except as stated in the Exchange Offer, this tender is irrevocable.


         The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, sell, assign and transfer the Shares delivered hereby and that, when the same are accepted for exchange by Offeror, Offeror will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances, and that the Shares delivered hereby will not be subject to any adverse claim. The undersigned, upon request, will execute and deliver any additional documents deemed by the Depositary or Offeror to be necessary or desirable to complete the sale, assignment and transfer of Shares delivered hereby.


         The undersigned understands that the valid delivery of Shares pursuant to any one of the procedures described in Section 3 of the Exchange Offer and in the instructions hereto will constitute a binding agreement between the undersigned and Offeror with respect to such Shares upon the terms and subject to the conditions of the Offer.

         The undersigned recognizes that, under certain circumstances set forth in the Exchange Offer, Offeror may not be required to accept for exchange any of the Shares tendered hereby.

         Unless otherwise indicated herein under "Special Payment Instructions", please issue the Common Stock and/or return any Certificates evidencing Shares not tendered or not accepted for exchange in the name(s) of the registered holder(s) appearing under "Description of Shares Tendered". Similarly, unless otherwise indicated under "Special Delivery Instructions", please mail the Common Stock and/or return any Certificates evidencing Shares not tendered or not accepted for exchange (and accompanying documents, as appropriate) to the address(es) of the registered holder(s) appearing under "Description of Shares Tendered". In the event that both the "Special Payment Instructions" and the "Special Delivery Instructions" are completed, please issue the Common Stock and/or return any such Certificates evidencing Shares not tendered or not accepted for exchange (and accompanying documents, as appropriate) in the name(s) of, and deliver such check and/or return such certificates (and accompanying documents, as appropriate) to, the person(s) so indicated. Unless otherwise indicated herein under "Special Payment Instructions", in the case of a book-entry delivery of Shares, please credit the account maintained at the Book-Entry Transfer Facility indicated above with respect to any Shares not accepted for payment. The undersigned recognizes that Offeror has no obligation pursuant to the "Special Payment Instructions" to transfer any Shares from the name of the registered holder thereof if Offeror does not accept for exchange any of the Shares tendered hereby.

                          SPECIAL PAYMENT INSTRUCTIONS
                          (SEE INSTRUCTIONS 5, 6 AND 7)

         To be completed ONLY if certificates for Shares not tendered or not accepted for exchange and/or the Common Stock are to be issued in the name of someone other than the undersigned, or if Shares delivered by book-entry transfer that are not accepted for exchange are to be returned by credit to an account maintained at a Book-Entry Transfer Facility other than the account indicated above.

Issue:   [ ]     Check    [ ]  Certificate(s) to:

Name:  _________________________________________________________________________
                             (Please print or type)

Address:  ______________________________________________________________________
                               (Include Zip Code)

________________________________________________________________________________
                 (Tax Identification or Social Security Number)
                            (See Substitute Form W-9)

[ ] Credit unexchanged Common Shares delivered by book-entry transfer to the Book-Entry Transfer Facility account set forth below:

Check appropriate Box:
[ ]      The Depositor Trust Company
[ ]      Philadelphia Depository Trust Company

______________________________________________
(Account Number)

                          SPECIAL DELIVERY INSTRUCTIONS
                          (SEE INSTRUCTIONS 5, 6 AND 7)

         To be completed ONLY if certificates for Shares not tendered or not accepted for exchange and/or the Common Stock are to be sent to someone other than the undersigned, or to the undersigned at an address other than that above.

Mail: (check appropriate box(es))

[ ]      Check to:
[ ]      Certificate(s) to:

Name:  _________________________________________________________________________
                             (Please print or type)

Address:  ______________________________________________________________________
                               (Include Zip Code)

________________________________________________________________________________
                           (Tax Identification Number)
                            (See Substitute Form W-9)

STOCKHOLDER:  SIGN HERE AND COMPLETE SUBSTITUTE FORM W-9 BELOW

______________________________________________________________
______________________________________________________________
             (SIGNATURE(S) OF STOCKHOLDER(S))

DATED:    ____________________________, 2000

                                    IMPORTANT
                              STOCKHOLDER SIGNATURE
                    (Also Complete Substitute Form W-9 Below)


________________________________________________________________________________

________________________________________________________________________________
(Signature(s) or Owner(s)

Name(s)_________________________________________________________________________

Name of Firm____________________________________________________________________

Capacity (full title)___________________________________________________________
                                    (See Instruction 5)

Address_________________________________________________________________________

________________________________________________________________________________
                                                              (Zip Code)

Area Code and Telephone Number__________________________________________________

Taxpayer Identification or Social Security Number_______________________________
                                                     (See Substitute Form W-9)

Dated:____________________, 2000

         (Must be signed by registered holder(s) exactly as name(s) appear(s) on stock certificate(s) or on a security position listing or by the person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, agent, officer or a corporation or other person acting in a fiduciary or representative capacity, please set forth full title and see Instruction 5).

         GUARANTEE OF SIGNATURE(S)
         (See Instructions 1 and 5)

         FOR USE BY FINANCIAL INSTITUTIONS ONLY. PLACE MEDALLION GUARANTEE IN SPACE BELOW.

         Authorized signature(s)________________________________________________

         Name(s)________________________________________________________________

         _______________________________________________________________________

         Name of Firm___________________________________________________________
                                            (Please Print)

         _______________________________________________________________________
                                                                      (Zip Code)

         Area Code and Telephone Number_________________________________________

         Dated:______________________, 2000

                                  INSTRUCTIONS
              FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

         1. Guarantee of Signatures. Except as otherwise provided below, signatures on this Letter of Transmittal must be guaranteed by a member in good standing of the Securities Transfer Agent's Medallion Program, or by any other bank, broker, dealer, credit union, savings association or other entity that is an "eligible guarantor institution", as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (each of the foregoing constituting an "Eligible Institution"), unless the Shares tendered hereby are tendered (i) by the registered holder (which term, for purposes of this document, shall include any participant in a Book-Entry Transfer Facility whose name appears on a security position listing as the owner of Shares) of such Shares who has completed neither the box entitled "Special Payment Instructions" nor the box entitled "Special Delivery Instructions" hereby or (ii) for the account of an Eligible Institution. See Instruction 5. If the Certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if the Units are to be made or delivered to, or Certificates evidencing unexchanged Shares are to be issued or returned to, a person other than the registered owner, then the tendered Certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the Certificates, with the signatures on the Certificates or stock powers guaranteed by an Eligible Institution as provided herein. See Instruction 5.

         2. Requirement of Tender. This Letter of Transmittal is to be completed by Stockholders if Certificates evidencing Shares are to be forwarded herewith or, unless an Agent's Message is utilized, if delivery of Shares is to be made pursuant to the procedures for book-entry transfer set forth in Section 3 of the Exchange Offer. For a Stockholder to validly tender Shares pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees or an Agent's Message (in connection with book-entry transfer of shares of Common Stock) and any other required documents, must be received by the Depositary at one of its addresses set forth herein prior to the Expiration Date (as defined in Section 1 of the Exchange Offer) and either (i) Certificates for tendered Shares must be received by the Depositary at one of such addresses prior to the Expiration Date or (ii) Shares must be delivered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Exchange Offer and a Book-Entry Confirmation must be received by the Depositary on or prior to the Expiration Date or (b) the tendering stockholder must comply with the guaranteed delivery procedures set forth herein and in Section 3 of the Exchange Offer.

Stockholders whose certificates for securities are not immediately available or who cannot deliver their certificates and all other required documents to the Depositary prior to the expiration Date or who cannot comply with the book entry procedures on a timely basis may tender their securities by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth herein and in Section 3 of the Exchange Offer.

Pursuant to such guaranteed delivery procedures, (i) such tender must be made by or through an Eligible Institution, (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by Offeror, must be received by the Depositary prior to the Expiration Date and (iii) the certificates of all tendered securities, in proper form for transfer (or a book-entry Confirmation with respect to all tendered securities), together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents must be received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Deliver. A "trading day" is any day on which the Nasdaq National Market is open for business.

The term "Agent's Message" means a message, transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and form a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the shares of common stock, that such participant has received and agrees to be bound by such terms of the Letter of Transmittal and that Offeror may enforce such agreement against the participant.

The signatures on this Letter of Transmittal cover the securities tendered hereby.

THE METHOD OF DELIVERY OF CERTIFICATES, THIS LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE OPTION AND SOLE RISK OF THE TENDERING STOCKHOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be exchanged. All tendering Stockholders, by execution of this Letter of Transmittal (or a facsimile thereof), waive any right to receive any notice of the acceptance of their Shares for exchange.

         3. Inadequate Space. If the space provided herein is inadequate, the information required under "Description of Shares Tendered" should be listed on a separate signed schedule attached hereto.

         4. Partial Tenders. If fewer than all of the Shares represented by any Certificates delivered to the Depositary herewith are to be tendered hereby, fill in the number of Shares which are to be tendered in the box entitled "Number of Shares Tendered." In such case, if Offeror accepts the tendered Shares for exchange, a new Certificate for the remainder of the Shares that were evidenced by your old certificate(s) will be sent, without expense, to the person(s) signing this Letter of Transmittal, unless otherwise provided in the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on this Letter of Transmittal, as soon as practicable after the Expiration Date. All Shares represented by Certificate(s) delivered to the Depositary will be deemed to have been tendered unless otherwise indicated.

         5. Signatures on Letter of Transmittal, , Instruments of Transfer and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Shares tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the Certificate(s) without alteration, enlargement or any change whatsoever.

         If any of the Shares tendered hereby are owned of record by two or more joint owners, all such owners must sign this Letter of Transmittal.

         If any of the tendered Shares are registered in different names on several Certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of Certificates.

         If this Letter of Transmittal or any Certificates or instruments of transfer are signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Offeror of such person's authority to so act must be submitted.

         If this Letter of Transmittal is signed by the registered holder(s) of the Shares listed and transmitted hereby, no endorsements of Certificates or separate instruments of transfer are required unless payment is to be made, or Certificates not tendered or not exchanged are to be issued or returned, to a person other than the registered holder(s). Signatures on such Certificates or instruments of transfer must be guaranteed by an Eligible Institution.

         If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares evidenced by the Certificate(s) listed and transmitted hereby, the Certificate(s) must be endorsed or accompanied by appropriate instruments of transfer, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate(s). Signatures on such Certificate(s) or instruments of transfer must be guaranteed by an Eligible Institution.

         6. Transfer Taxes. Offeror will not pay or cause to be paid any transfer taxes with respect to the transfer and sale of Shares to it or its order pursuant to the Offer and such transfer taxes will be charged to the tendering stockholder.

         7. Special Payment and Delivery Instructions. If Certificates for unexchanged Shares are to be issued in the name of a person other than the signer of this Letter of Transmittal or such Certificates are to be returned to someone other than the signer of this Letter of Transmittal or to an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed. If any tendered Shares are not exchanged for any reason and such Shares are delivered by Book-Entry Transfer Facility, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility.

         8. Waiver of Conditions. The conditions of the Offer may be waived by Offeror, in whole or in part, at any time or from time to time, in Offeror's sole discretion subject to the conditions described in the Exchange Offer.

         9. Backup Withholding Tax. Each tendering Stockholder is required to provide the Depositary with a correct Taxpayer Identification Number ("TIN") on Substitute Form W-9, which is provided under "Important Tax Information" below and to certify that the stockholder is not subject to backup withholding.

FAILURE TO PROVIDE THE INFORMATION ON THE SUBSTITUTE FORM W-9 MAY SUBJECT THE TENDERING STOCKHOLDER TO 31% FEDERAL INCOME TAX BACKUP WITHHOLDING ON THE PAYMENT OF THE PURCHASE PRICE FOR THE SHARES.

The tendering Stockholder should indicate in the box in Part III of the Substitute Form W-9 if the tendering Stockholder has not been issued a TIN and has applied for a TIN or intends to apply for a TIN in the near future. If the Stockholder has indicated in the box in Part III that a TIN has been applied for and the Depositary is not provided with a TIN by the time of payment, the Depositary will withhold 31% of all Units, if any, made thereafter pursuant to the Offer until a TIN is provided to the Depositary.

         10. Lost or Destroyed Certificates. If any Certificate(s) representing Shares has been lost or destroyed, the holders should promptly notify the Company's transfer agent, Bank of New York. The holders will then be instructed as to the procedure to be followed in order to replace the Certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing lost or destroyed Certificates have been followed.

         IMPORTANT: THIS LETTER OF TRANSMITTAL (OR A MANUALLY SIGNED FACSIMILE THEREOF) TOGETHER WITH ANY REQUIRED SIGNNATURE GUARANTEES, OR, IN THE CASE OF ABOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE, AND ANY OTHER REQUIRED DOCUMENTS, MUST BE RECEIVED BY THE DEPOSITARY PRIOR TO THE EXPIRATION DATE AND EITHER CERTIFICATES FOR TENDERED SECURITIES MUST BE RECEIVED BY THE DEPOSITARY OR SECURITIES MUST BE DLEIVERED PURSUANT TO THE PROCEDURES FOR BOOK-ENTRY TRANSFER, IN EACH CASE PRIOR TO THE EXPIRATION DATE, OR THE TENDERING STOCKHOLDER MUST COMPLY WITH THE PROCEDURES FOR GUARANTEED DELIVERY.

                            IMPORTANT TAX INFORMATION

         Under federal income tax law, a Stockholder whose tendered Shares are accepted for exchange is required to provide the Depositary (as payor) with such Stockholder's correct TIN on Substitute Form W-9 below. If such Stockholder is an individual, the TIN is his or her social security number. If the tendering Stockholder has not been issued a TIN and has applied for a number or intends to apply for a number in the near future, such Stockholder should so indicate on the Substitute Form W-9. See Instruction 10. If the Depositary is not provided with the correct TIN, the Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. In addition, payments that are made to such Stockholders with respect to Shares purchased pursuant to the Offer may be subject to backup federal income tax withholding.

         Certain Stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, such Stockholder must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Depositary. See the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional instructions.

         If backup withholding applies, the Depositary is required to withhold 31% of any payments made to the Stockholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained from the Internal Revenue Service.

PURPOSE OF SUBSTITUTE FORM W-9

         To prevent backup federal income tax withholding with respect to payment of the purchase price for Shares purchased pursuant to the Offer, a Stockholder must provide the Depositary with his correct TIN by completing the Substitute Form W-9 below, certifying that the TIN provided on

Substitute Form W-9 is correct (or that such Stockholder is awaiting a TIN) and that (1) such Stockholder has not been notified by the Internal Revenue Service that he is subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified the Stockholder that he is no longer subject to backup withholding.

WHAT NUMBER TO GIVE THE DEPOSITARY

     The Stockholder is required to give the Depositary the social security number or employer identification number of the record holder of the Shares tendered hereby. If the Shares are registered in more than one name or are not in the name of the actual owner, consult the enclosed Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for additional guidance on which number to report.

______________________________, 2000
         Signature

Date

        Name (Please Print)

_____________________________________

                  PAYOR'S NAME: WILMINGTON TRUST COMPANY


SUBSTITUTE

                     Form W-9

Department of Treasury
Internal Revenue Service

Payor's Request for
Taxpayer Identification
Number ("TIN") and
Certification

Part 1. Please provide your TIN in the box at right and certify by signing and Dating below.

Social Security Number OR
Employer Identification Number
______________________________

Part 2. Check the box if you are NOT subject to backup withholding under the Provisions of Section 3408(a)(1)(C) of the Internal Revenue Code of 1986 because
(1) you have not been notified that you are subject to backup withholding as a result of failure to report all interest or dividends or (2) the Internal Revenue Service has notified you that you are no longer subject to backup withholding [ ]

Part 3 - Certification - Under the penalties of perjury, I certify that the information Provided on this form is true, correct and complete.

Print your name: ___________________________

Address:____________________________________
____________________________________________
____________________________________________

Signature:__________________________________           [ ] Awaiting TIN

Date:_______________________________________

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING ON ANY PAYMENTS MADE TO YOU PURSUANT TO THE EXCHANGE OFFER.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

         I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number within 60 days, 31% of all reportable payments made to me thereafter will be withheld until I provide a number.

____________________________________    ________________________________________
             Signature                                   Date

                                   APPENDIX B

                          Notice of Guaranteed Delivery

                                       For

                        Tender of Shares of Common Stock

                                       Of

                            UNUMProvident Corporation

                                       Or


                             Winn-Dixie Stores, Inc.


                                       To

                            MindLoft.Com Incorporated

                    (NOT TO BE USED FOR SIGNATURE GUARANTEES)

         This Notice of Guaranteed Delivery, or a form substantially equivalent hereto, must be used to accept the Exchange Offer (i) if certificates for Securities (as defined below) are not immediately available, (ii) if the procedure for book-entry transfer cannot be completed prior to the Expiration Date or (iii) if time will not permit all required documents to reach the Depositary prior to the Expiration Date. Such form may be delivered by hand, transmitted by facsimile transmission or mailed to the Depositary.

                        The Depositary for the Offer is:

                            Wilmington Trust Company
                               Rodney Square North
                            1100 North Market Street
                            Wilmington, DE 19890-0001
                            Telephone: (302) 651-1000

                        (for eligible institutions only)

                      Confirm Facsimile by Telephone Only:

         DELIVERY OF THIS NOTICE OF GUARANTEED DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIERY.

         THIS FORM IS NOT TO BE USED TO GUARANTEE SIGNATURES. IF A SIGNATURE ON A LETTER OF TRANSMITTAL IS REQUIRED TO BE GUARANTEED BY AN "ELIGIBLE INSTITUTION" UNDER THE INSTRUCTIONS THERETO, SUCH SIGNATURE GUARANTEE MUST APPEAR IN THE APPLICABLE SPACE PROVIDED IN THE SIGNATURE BOX ON THE LETTER OF TRANSMITTAL.

Ladies and Gentlemen:

         The undersigned hereby tenders to MindLoft.Com Incorporated, a Florida corporation ("Offeror") upon the terms and subject to the conditions set forth in the Offeror's Exchange Offer dated , 2000 (the "Exchange Offer") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Exchange Offer"), receipt of which is hereby acknowledged, the number of shares set forth below of common stock, (the "Securities"), of the Company, pursuant to the guaranteed delivery procedures set forth in the Exchange Offer.

Signature(s)_____________________   Address(es)_________________________

_______________________________     ___________________________________
                                                              Zip Code

Name(s) of Record Holder(s)________ Area Code and Tel. No.(s)______________

________________________________    Taxpayer Identification or
Please Print or Type                Social Security Number________________

Number of shares of Common Stock    Check box if shares of Common Stock will
_________________                   be tendered by book-entry transfer: [___]

Certificate No.(s) (If Available)   Account Number_____________________
_________________________________
_________________________________

Dated ________________, 2000


THE GUARANTEE SET FORTH BELOW MUST BE COMPLETED

                                      BELOW

                    (Not to be used for signature guarantee)

         The undersigned, a participant in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program, the Stock Exchange Medallion Program or an "eligible guarantor institution" as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, hereby guarantees to deliver to the Depositary either certificates representing the shares of Common Stock and shares of Preferred Stock tendered hereby, in proper form for transfer, or, in the case of shares of Common Stock, confirmation of book-entry transfer of such shares of Common Stock into the Depositary's accounts at The Depositary Trust Company, in each case with delivery of a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Exchange Offer), and any other required documents, within three trading days (as defined in the Exchange Offer) after the date hereof.

_________________________________   ____________________________________________
         Name of Firm                          Authorized Signature

_________________________________   Name________________________________________
         Address                        Please Print or Type

_________________________________   Title_______________________________________
                         Zip Code
                                    Date___________________________________,2000

Area Code and Tel. No.______________

NOTE: DO NOT SEND CERTIFICATES FOR SHARES OF COMMON STOCK WITH THIS NOTICE. CERTIFICATES SHOULD BE SENT ONLY WITH YOUR LETTER OF TRANSMITTAL.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Florida Statute Section 607.0850 provides that a corporation may indemnify directors and officers, as well as other employees and agents, along with a director, officer, employee or agent against of another corporation, partnership, joint venture, trust, or other enterprise, against expenses incurred in legal proceedings connected with their service to the corporation, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, had no reasonable cause to believe his or her conduct was unlawful.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Index of Exhibits

(a) Exhibits


3.1      *Articles of Incorporation
3.2      *Bylaws
4.1      *Specimen Stock Certificate
4.2      *Form of Warrant Agreement
5.0      *Legal Opinion
10.1     *Investment Advisory Agreement with Crown Capital Advisors, Inc.
10.2     *Employment Agreement with Malcolm R. Roy
10.3     *Sublicense Agreement with Crown Capital Advisors, Inc.
24.1 **Consent of Carr, Riggs & Ingram, LLP, independent certified public accountants
24.2     *Consent of Hackney Miller, P.A. (included in Exhibit 5.0)
99.1    **Letter of Transmittal, as amended
99.2    **Notice of Guaranteed Delivery, as amended
99.3     *Consent to Electronic Delivery


------------
 * Previously filed
** Filed herewith

         (b) Financial Statement Schedules
                  Not Applicable

ITEM 22.  UNDERTAKINGS

         The undersigned registrant hereby undertakes as follows:

         (1) Prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) Every prospectus that (i) is filled pursuant to paragraph (1) immediately preceding or (ii) purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of any amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The undersigned registrant will deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirement of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, will deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.


         (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering such securities at that time shall be deemed to be the initial bona fide offering thereof.


         (5) The registrant will respond to requests for information that is incorporated by reference into the prospectus pursuant to Item of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (6) The registrant will supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it became effective, except where the transaction in which the securities being offered pursuant to the registration statement would itself qualify for an exemption under Section 5 of the Securities Act of 1933, absent the existence of other similar (prior or subsequent) transactions.

         (7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by its is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         (8) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (A) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (B) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                  ( C) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement or any material change to such information in the registration statement.


         (9) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (10) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.


         (11) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         12. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquire involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has caused this Amendment No. 2 to the registration statement to be signed by the undersigned, thereunto duly authorized, in the City of Palm Beach Gardens, State of Florida, on April 19, 2000.

                            MindLoft.Com Incorporated

                            By: /s/ MALCOLM ROY
                               --------------------------
                                    Malcolm Roy, President

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature                           Title                Date
---------                           -----                ----

/s/ ALEX BRUNNER*                  Director          April 19, 2000
-----------------
Alex Brunner


/s/ ROGER GLENN BROWN*             Director          April 19, 2000
----------------------
Roger Glenn Brown

         o By Malcolm Roy, Attorney in Fact

(Signed under the authority of a Power of Attorney previously filed with the Securities and Exchange Commission)